UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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(Amendment No.     )

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Analogic Corporation

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Analogic Corporation

Notice of Annual Meeting of Stockholders of

Analogic Corporation to be held on January 20, 2015

The Annual Meeting of Stockholders of Analogic Corporation will be held at our headquarters, located at 8 Centennial Drive, Peabody, Massachusetts 01960, on Tuesday, January 20, 2015 at 11:00 a.m. (Eastern Time) for the following purposes:

(1) To elect eight directors for a one-year term, to hold office until the 2016 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

(2) To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2015; and

(3) To hold an advisory vote on executive compensation.

Stockholders will also act on any other business that may properly come before the meeting or any adjournment thereof.

Our board of directors has fixed the close of business on November 21, 2014 as the record date for determining the stockholders having the right to notice of and to vote at the meeting.

Stockholders are cordially invited to attend the meeting in person. If you are not able to do so and wish that your stock be voted, please refer to the instructions on the Notice of Internet Availability of Proxy Materials, or Notice, that you received in the mail or, if you requested to receive printed proxy materials, your enclosed proxy card. If you received these proxy materials in the mail and are returning a proxy card via the enclosed envelope, no postage is required if mailed in the United States or Canada.

JOHN J. FRY Secretary

November 25, 2014

i

Analogic Corporation

8 Centennial Drive

Peabody, Massachusetts 01960

PROXY STATEMENT

For the Annual Meeting of Stockholders

to be held on January 20, 2015

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This proxy statement is furnished on behalf of the board of directors (which we refer to as our board) of Analogic Corporation (which we refer to as we, us, or Analogic) in connection with the solicitation of proxies for use at our annual meeting of stockholders (which we refer to as the 2015 annual meeting) to be held on Tuesday, January 20, 2015 at 11:00 a.m. (Eastern time) at our headquarters. The proxy statement is being mailed, together with the proxy card and our annual report to stockholders, or provided electronically pursuant to a notice of internet availability, on or about December 11, 2014, to each of our stockholders of record as of the close of business on November 21, 2014. You may obtain directions to the location of the 2015 annual meeting by contacting our Investor Relations Department at 978-326-4058 or at the “About Us” and “Locations” links on our website, which are located at www.analogic.com.

You should vote your shares in accordance with the instructions in (i) the Notice or (ii) the proxy card we sent to you, if you are a holder of record and received a paper copy of the proxy materials. When you vote in accordance with such instructions, your shares will be voted by the persons named in the proxy as directed in the proxy and, in the absence of such direction, “FOR” each of the eight director nominees, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2015 (which we refer to as fiscal 2015), and the approval of the advisory vote on executive compensation.

Any stockholder submitting a proxy retains the power to revoke it at any time prior to the exercise of the powers conferred thereby. Such revocation may be effected by any means which are sufficient to revoke a power of attorney, including the giving of written notice of revocation to us at the above address or to our proxy tabulator, or the execution and delivery to us or our proxy tabulator of a subsequent proxy. Attendance of the stockholder at the 2015 annual meeting in person will not, however, be deemed to revoke the proxy unless the stockholder affirmatively indicates his/her intention to vote the shares in person by so advising the presiding officer or the Secretary at the 2015 annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on January 20, 2015:

This proxy statement and our Annual Report to Stockholders for the fiscal year ended July 31, 2014 (which we refer to as fiscal 2014) are available at www.edocumentview.com/ALOG.

To request a printed copy of the proxy statement, annual report to stockholders and form of proxy relating to our future stockholder meetings, visit www.edocumentview.com/ALOG, telephone: 1-866-641-4276, or send an email to investorvote@computershare.com.

Quorum and Vote Required

The holders of record of shares of our common stock, $.05 par value (which we refer to as common stock), at the close of business on November 21, 2014, may vote at the 2015 annual meeting. On November 21, 2014, there were issued and outstanding 12,373,402 shares of common stock. Each share of common stock is entitled to one vote on each of the matters to be considered at the 2015 annual meeting.

The holders of a majority of the shares of common stock issued and outstanding at the close of business on November 21, 2014 shall constitute a quorum for the transaction of business at the 2015 annual meeting. If a quorum is not present, the meeting will be adjourned until a quorum is obtained. Shares of common stock represented in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval and “broker non-votes”) will be counted for purposes of determining whether a quorum is present at the 2015 annual meeting.

If a quorum is present at the annual meeting, the vote required to adopt each of the scheduled proposals will be as follows:

Election of Directors (Proposal 1). The affirmative vote of a majority of the votes cast by the holders of our common stock is required for the election of directors in uncontested elections, such as the one at the 2015 annual meeting. In the event an incumbent director/nominee fails to receive a majority of the votes cast in an uncontested election, he or she must, pursuant to our director resignation policy, tender his or her resignation. The resignation is then considered by our Nominating and Corporate Governance Committee for recommendation to the board, and then acted upon by the board within 90 days after the election.

Ratification of Auditors (Proposal 2). The affirmative vote of the holders of a majority of the shares of common stock voting on the matter is required for the ratification of the appointment of our independent registered public accounting firm.

Say on Pay (Proposal 3). The affirmative vote of a majority of the shares of common stock voting on the matter is required for approval of the advisory vote on executive compensation. Proposal 3 is a non-binding proposal.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides to you. Under applicable stock exchange rules, if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of the appointment of our independent registered public accounting firm is the only discretionary item to be considered at the 2015 annual meeting. Our remaining proposals are non-discretionary items. Accordingly, if you do not give instructions to your bank or brokerage firm with respect to Proposals 1 and 3, or if your bank or brokerage firm does not exercise its discretionary authority with respect to the ratification of the appointment of our independent registered public accounting firm, your shares will be treated as “broker non-votes” on these particular matters. “Broker non-votes” are shares with respect to which a bank or brokerage firm does not have discretionary voting authority and does not receive voting instructions from the beneficial holder, and shares with respect to which a bank or brokerage firm has discretionary voting authority but does not exercise such discretionary authority in voting on a proposal.

Shares that abstain from voting as to a particular matter and “broker non-votes” will not be considered to have voted with respect to the respective matter and, accordingly, will have no effect on the voting for any of our Proposals.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board is comprised of eight members. Our board has nominated Bernard C. Bailey, Jeffrey P. Black, James W. Green, James J. Judge, Michael T. Modic, Fred B. Parks, Sophie V. Vandebroek, and Edward F. Voboril for re-election as directors, each to hold office until the 2016 annual meeting and until their respective successors have been duly elected and qualified. The persons named in the Notice as proxy holders or, if you are a stockholder of record who received printed proxy materials, the persons named in the enclosed proxy card will vote to elect each of the nominees as directors, unless and to the extent authority to vote for the election of one or more of the nominees is withheld by marking the proxy to that effect. In the event that any nominee should be unable to serve, discretionary authority is reserved for the named proxy holders to vote for a substitute, or to reduce the number of directors to be elected, or both. We believe that each of our nominees will be willing and able to serve if elected. Our board recommends a vote FOR each of our nominees.

Information Regarding Director Nominees

The following table sets forth certain information with respect to each nominee for director for a term expiring at the 2016 annual meeting.

Name	Age	Principal Occupation or Employment	Director Since
Bernard C. Bailey (1)(3)	61	Chief Executive Officer and Chairman of the Board of Authentix, Inc.	2010
Jeffrey P. Black (1)(2)	54	Chief Operating Officer of Sunoptics Technologies	2014
James W. Green	56	President and Chief Executive Officer of Analogic Corporation	2007
James J. Judge (1)(3)	58	Executive Vice President & Chief Financial Officer of Northeast Utilities	2005
Michael T. Modic (2)(4)	64	Chairman of the Neurological Institute at the Cleveland Clinic Foundation	2001
Fred B. Parks (2)(4)	67	Former Chief Executive Officer of NDS Surgical Imaging, Inc.	2007
Sophie V. Vandebroek (3)(4)	52	Vice President and Chief Technology Officer of Xerox Corporation and President of the Xerox Innovation Group	2008
Edward F. Voboril (3)(4)	72	Chair of the Board of Analogic Corporation; Former Chairman of the Board and Former Chief Executive Officer of Greatbatch, Inc.	1990

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Corporate Governance Committee
(4)	Member of Technology Committee

Mr. Bernard C. Bailey has been Chief Executive Officer and Chairman of the Board of Authentix, Inc., a global leader in authentication and provider of brand protection, excise tax recovery, and supply chain security solutions to governments and Fortune 500 companies since 2012. From 2006 until 2012, Mr. Bailey served as President of Paraquis Solutions, LLC a consulting firm to companies in the defense and security industries focused on strategy, change transformation, mergers and acquisitions, and corporate governance. From 2002 to 2006, Mr. Bailey was President and Chief Executive Officer of L-1 Identity Solutions, Inc. (previously Viisage

Technology, Inc.), a developer of advanced technology identity solutions for governments, law enforcement agencies, and corporations. Mr. Bailey previously served as Chief Operating Officer of Art Technology Group, a developer and marketer of e-commerce software solutions, and in various executive positions during a seventeen-year career at IBM Corporation. Mr. Bailey also serves as a director for the Telos Corporation. During the past five years, he has previously served on the boards of directors of the following publicly traded companies: Lasercard Corporation, EF Johnson Technologies, Inc., Spectrum Control Inc., Identive Group Inc., and Point Blank Solutions, Inc.

Mr. Bailey’s qualifications to serve as director include his extensive experience in the security technology industry, serving both public and private sector customers. He also brings three decades of executive experience in the technology industry, including experience as a public-company CEO, as well as extensive board experience and a deep understanding of corporate governance. Mr. Bailey recently earned his Ph.D. in Management from Case Western Reserve University where his dissertation focused on corporate governance. He has served as an expert witness in the Court of Chancery of the State of Delaware, served as a speaker at various conferences on corporate governance, and has published in peer reviewed academic journals on corporate governance. Mr. Bailey holds a Master Level Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization and is a member of the National Association of Corporate Directors.

Mr. Jeffrey P. Black has been the Chief Operating Officer of Sunoptics Technologies since 2014 and has served on the Sunoptics board of directors since 1998. Sunoptics is a privately held provider of illumination and imaging products and services for OEM medical and industrial customers and end-user surgical products. Mr. Black served as Chief Executive Officer of Teleflex Incorporated, a diversified medical device company, from 2002 to 2011. His twenty-seven year tenure with Teleflex also included roles as Group President of Teleflex Industrial and President of Teleflex Fluid Systems, a provider of engineered systems to OEM customers. Mr. Black also served on the board of Teleflex from 2002 to 2011, and as Chairman from 2006 to 2011.

Mr. Black’s qualifications include the perspectives gained from his career spanning almost thirty years in the medical device and technology industries, including as board Chair, board member, CEO, and senior executive. He also brings substantial experience optimizing business operations and cultivating growth through acquisition and new product development.

Mr. James W. Green has been our President and Chief Executive Officer since 2007. From 2005 to 2007, Mr. Green was Regional Vice President, California Division, of Quest Diagnostics Incorporated, a leading provider of diagnostic testing, information, and services. Before joining Quest, Mr. Green served as Senior Vice President & General Manager of Computed Tomography for Philips Medical Systems, a global leader in the business of developing, manufacturing, marketing, and servicing medical computed tomography systems.

Mr. Green brings extensive experience and important technical perspectives as a former OEM customer of medical imaging subsystems and as an end-user supplier of advanced medical imaging equipment, and through his experience leading and integrating diverse operations located on multiple continents. As President and CEO of Analogic, his in-depth knowledge of our company provides valuable insights to our board in areas such as strategic planning, financial and budgeting matters, engineering and product development, operations, sales and marketing, and general management.

Mr. James J. Judge has been Executive Vice President and Chief Financial Officer of Northeast Utilities, New England’s largest energy delivery company, since 2012. From 1999 until 2012, he was Senior Vice President and Chief Financial Officer of NSTAR, a publicly held electric and gas utility company. He previously held a number of executive positions at BEC Energy/Boston Edison. He received a bachelor of science degree in business administration and a master’s degree in business administration from Babson College.

Mr. Judge provides our board with in-depth financial and accounting expertise as well as insights gained from his long-time service as Chief Financial Officer of a publicly held entity operating in a regulated industry, which also provides diversity of viewpoint. That experience, together with the knowledge of our company gained through his service on our board, provides a strong foundation for his leadership role as Chair of our Audit Committee. Our board has also determined that Mr. Judge qualifies as an audit committee financial expert.

Dr. Michael T. Modic has been Chairman of the Neurological Institute at the Cleveland Clinic Foundation since 2006. He has also served as Professor of Radiology, Cleveland Clinic Lerner College of Medicine at Case Western Reserve University, since 2003, and chaired the Capital Review Committee of the Cleveland Clinic Foundation since 1995. From 1989 to 2005, he was Chairman of the Division of Radiology at the Cleveland Clinic. He also served on the Board of Governors of the Cleveland Clinic Foundation from 2000 to 2005. He was previously Professor of Radiology at The Ohio State University College of Medicine and Public Health and Professor of Radiology and Neurosurgery at Case Western Reserve University School of Medicine. Dr. Modic has served on the editorial boards of the journals Radiology, American Journal of Neuroradiology, Magnetic Resonance in Medicine, and Magnetic Resonance Imaging.

Dr. Modic’s qualifications include his extensive experience in the healthcare field, both as a leader of an internationally recognized healthcare institution and as a practicing physician, both of which also provide diversity of viewpoint. Dr. Modic provides our board with valuable insight into the healthcare industry, including trends in healthcare policy and opportunities relating to healthcare equipment and services.

Dr. Fred B. Parks served as Chief Executive Officer and Director of NDS Surgical Imaging, Inc., a provider of advanced medical visualization technology, from 2011 to 2013. Dr. Parks has previously served as Chairman of the Board and Chief Executive Officer of Urologix, Inc. from 2003 to 2008. Prior to joining Urologix, Dr. Parks served as President and CEO of Marconi Medical Systems, a multi-modality supplier of medical imaging equipment, and following its acquisition by Royal Philips Electronics, led its integration into the Philips medical business. Previously, Dr. Parks held positions as President, Chief Operating Officer, and board member of St. Jude Medical, Inc., a medical device company focusing on implantable cardiovascular products, and as President, Chief Operating Officer, and board member of EG&G, Inc. (now PerkinElmer), a diversified technology company.

In addition to his past service on the boards of NDS, Urologix, EG&G, and St. Jude Medical, Dr. Parks served on the board of Steady State Imaging, LLC, a privately held developer of specialized magnetic resonance imaging technology, from 2010 to 2011.

Dr. Parks’ qualifications include his substantial experience as a senior executive and board member for a number of technology companies, and particularly in the medical device and medical imaging industries.

Dr. Sophie V. Vandebroek has been Corporate Vice President and Chief Technology Officer of Xerox Corporation and President of the Xerox Innovation Group, since January 2006. From 2002 through 2005, Dr. Vandebroek was Chief Engineer of Xerox Corporation and Vice President of the Xerox Engineering Center.

Dr. Vandebroek serves on the board of IDEXX Laboratories (IDXX), a global market leader in diagnostics and information technology solutions and services for veterinary, food and water testing markets. She is also a Fellow of the Institute of Electrical and Electronics Engineers; a member of the Royal Flemish Academy for Arts & Sciences; and serves on the advisory council of the dean of engineering of the Massachusetts Institute of Technology. Dr. Vandebroek is a member of the Women in Science and Technology Hall of Fame and is a named inventor on fourteen U.S. patents.

Dr. Vandebroek’s qualifications include senior leadership roles directing global research activities for an internationally recognized provider of technology and business process outsourcing services, and the knowledge and experience gained through her service on behalf of numerous technical, academic, and industry organizations. She provides our board with unique and broad perspectives on directing and shaping innovation to meet our strategic objectives, as well as on assessing the effectiveness of our investment in innovation. She also brings valuable insight on embracing diversity as a competitive advantage in the global marketplace.

Mr. Edward F. Voboril served as Chairman of the Board of Greatbatch, Inc., a developer and manufacturer of precision engineered components and sub-assemblies used in implantable medical devices, from 1997 to 2008. He served as Greatbatch, Inc.’s President and Chief Executive Officer from 1990 to 2006. Previously, Mr. Voboril served as Vice President and General Manager of the Biomedical Division of PPG Industries and held senior executive positions in the medical businesses of Honeywell, General Electric, Syntex, and Litton Industries. Mr. Voboril is currently an adjunct professor of engineering and chairman of “NUvention” at the Center for Entrepreneurship and Innovation at Northwestern University.

Mr. Voboril served as lead independent director of IRIS International, Inc., a supplier of in vitro diagnostic products, where he was a director from 2008 to 2012.

Mr. Voboril has over 40 years in leadership roles in the medical and technology industries, with an emphasis in general management and strategic planning. He has also served as a public company CEO, a board chair, and on the boards of other publicly held companies. His breadth and depth of experience, coupled with the insight gained from his service on our board, provide a strong foundation for his leadership role as our board chair.

CORPORATE GOVERNANCE

Our board has long believed that good corporate governance is important to ensure that we are managed for the long term benefit of our stockholders. The board reviews its governance practices on an ongoing basis in light of the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC, the NASDAQ listing standards, and other relevant considerations. This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of the corporate governance guidelines, committee charters, as most recently amended, and code of business conduct and ethics described below are posted on the Corporate Governance section of our website, which is located at http://investor.analogic.com. Alternatively, you can request a copy of any of these documents by writing to Analogic Corporation, 8 Centennial Drive, Peabody, Massachusetts 01960, Attention: John J. Fry, Senior Vice President, General Counsel, and Secretary.

Corporate Governance Guidelines

Our board has adopted corporate governance guidelines to assist the board in the exercise of its duties and responsibilities, and to serve our best interests and those of our stockholders. The corporate governance guidelines provide a framework for the conduct of the board’s business and specify, among other matters, that:

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the principal responsibilities of the directors are to oversee the management of Analogic, understand Analogic and its business, establish effective systems for reporting to the board on important matters concerning Analogic, and select new director candidates;

•	a majority of the members of the board shall be independent directors;

•	the independent directors shall meet in executive session at least semi-annually to discuss, among other matters, the performance of our Chief Executive Officer;

•	directors have full and free access to our officers and employees and, as necessary, independent advisors;

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the board, with oversight and guidance from the Nominating and Corporate Governance Committee, and our management shall provide orientation opportunities for new directors, and all directors are expected to be involved in continuing director education on an ongoing basis; and

•	the board’s responsibilities include evaluating the overall effectiveness of the board and its committees.

Leadership Structure of the Board

Our board leadership structure includes a board chair and chairs of each of our four standing board committees (which we describe in more detail below). The board does not have a policy on whether the offices of board chair and chief executive officer should be separate and, if they are to be separate, whether the board chair should be selected from among the independent directors or should be an employee of the Company.

The board has determined that the positions of board chair and chief executive officer should be separated at the current time. The board has appointed Mr. Voboril, an independent director, as board chair. We believe that the separation of the positions of board chair, on the one hand, and president and chief executive officer, on the other, strikes the appropriate balance between the oversight of the company’s corporate governance by one position and strategic direction and day-to-day leadership and performance by the other position.

The board has determined that all of the members of each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are independent as defined under NASDAQ rules applicable to us, including, in the case of all of the members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act), and in the case of all of the members of the Compensation Committee, the independence requirements contemplated by Rule 10C-1 under the Exchange Act.

Board Size

Kevin Melia, a valued colleague and Analogic board member since 2009, passed away on June 17, 2014. Prior to Mr. Melia’s passing, our board consisted of nine members. Following a review of our board size and composition, the board determined to reduce the size of our board to eight members.

Director Retirement Policy

Our Corporate Governance Guidelines provide that any director who reaches the age of 72 while serving as a director will retire from the Board effective at the end of his or her then current term. Exceptions to this policy may be made on a case by case basis, as determined by the Board after the review and recommendation of the Nominating and Corporate Governance Committee. On September 8, 2014, the Board, acting on the recommendation of the Nominating and Corporate Governance Committee, granted an exception to this policy to allow Mr. Voboril to stand for election at the 2015 annual meeting.

Oversight of Risk

The board oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. The role of our board and its committees is to oversee the risk management activities of management. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. Members of our senior management team attend our quarterly board meetings and are available to address any questions or concerns raised by the board on risk-management and any other matters. In addition, the board regularly receives reports on strategic matters involving our business. Our Audit Committee oversees risk management activities related to financial controls and legal and compliance risks. Our Compensation Committee oversees risk management activities relating to our compensation policies and practices, and our Nominating and Corporate Governance Committee oversees risk management activities relating to board composition and management succession planning. Our Technology Committee oversees risk management activities relating to our technology initiatives. Each committee reports to the full board on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate.

Following a review of our existing compensation policies, including those relating to our Named Executive Officers and to our employees more generally, our Compensation Committee believes that risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on our company. In reaching this conclusion, our Compensation Committee believes that compensation-related risk is limited by a number of factors, including the following:

•	Our compensation packages include multiple elements, including fixed and variable compensation, the amount and mix of which is appropriate to an employee’s level and role in the company.

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Our variable compensation programs, which include annual incentive programs (which we call AIPs) and long term incentive programs (which we call LTIPs), employ a number of different performance metrics (such as metrics that are based on revenues, earnings per share, return on invested capital, individual objectives, and relative total shareholder return) that are aligned with our near term and strategic objectives and the interests of our stockholders, and measured over differing time periods. We use performance targets that we believe are somewhat aggressive yet achievable without undue risk taking.

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Our LTIPs provide for equity-based awards, which we believe tend to align the interests of our management with the interests of our stockholders. Performance-based awards represent the majority of compensation that is earned under our LTIPs, supplemented by option awards that vest based on time.

•	We limit the payouts under our AIPs and the shares earned under performance-based awards pursuant to our LTIPs at two times the target award for each participant.

We believe that, taken as a whole, the various elements of our compensation packages tend to mitigate compensation-related risk by reducing the focus on any single compensation element or performance metric, by encouraging our employees to consider both long and short term goals that are aligned with the interests of our stockholders, and by discouraging excessive risk in order to reach performance goals or to achieve excessive payouts.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code of business conduct and ethics is posted on our website (www.analogic.com). We post on our website all disclosures that are required by law or NASDAQ’s listing standards concerning any amendments to, or waivers of, any provision of our code of business conduct and ethics.

Director Independence

Under NASDAQ rules applicable to us, a director of Analogic qualifies as an “independent director” only if, in the opinion of the board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The board has determined that none of Messrs. Bailey, Black, Judge, and Voboril, and Drs. Modic, Parks, and Vandebroek, has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is an “independent director” as defined under NASDAQ rules.

Board Committees

The board has established four standing committees—Audit, Compensation, Nominating and Corporate Governance, and Technology—each of which operates under a charter that has been approved by the board. A copy of each committee’s charter is posted on the Corporate Governance section of our website, which is located at www.analogic.com.

The board has determined that all of the members of each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, including Mr. Melia, who served on our Audit and Compensation Committees until June 2014, are independent as defined under NASDAQ rules applicable to us, including, in the case of all of the members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act), and in the case of all of the members of the Compensation Committee, the independence requirements contemplated by Rule 10C-1 under the Exchange Act. In addition, the board has determined that the members of the Compensation Committee, including Mr. Melia during the time he served on our Compensation Committee, are outside directors for purposes of the tax deduction rules of section 162(m) of the Internal Revenue Code of 1986, as amended (which we refer to as the Code).

Audit Committee

Our Audit Committee’s responsibilities include:

•	Overseeing our independent auditors, including their selection, independence, compensation and pre-approval of their services, and reviewing the auditor’s annual quality control report.

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Reviewing our audited financial statements, including discussing our audited financial statements with our management and independent auditor, making recommendations to our board regarding financial statements, and preparing an annual audit committee report.

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Reviewing other financial disclosures, including our independent auditor’s review of interim financial information and discussing our interim financial information with our management and independent auditor.

•	Overseeing our internal audit function.

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Overseeing controls and procedures, including coordinating our board’s oversight of internal controls over financial reporting, disclosure controls, our code of conduct, risk management, related party transactions, and establishing procedures for handling anonymous and other complaints relating to accounting and audit-related matters.

The board has determined that Mr. Judge is an “audit committee financial expert” as defined in the SEC rules.

The current members of our Audit Committee are Mr. Judge (Chair), Mr. Bailey, and Mr. Black. Our Audit Committee met six times during fiscal 2014.

Compensation Committee

Our Compensation Committee’s responsibilities include:

•	Reviewing and approving the compensation of our executive officers.

•	Overseeing the evaluation of our senior executives, including our executive officers.

•	Reviewing and making recommendations to the board with respect to incentive-compensation plans and equity-based plans.

•	Exercising the rights and functions of our board under our equity-based compensation plans, including the authority to make awards thereunder.

•	Reviewing and making recommendations to the board with respect to director compensation.

•	Reviewing and making recommendations to our board with respect to our annual compensation discussion and analysis disclosure.

•	Preparing an annual compensation committee report.

•	Appointing, compensating and overseeing the work of any compensation consultant, legal counsel and other advisor retained by the Compensation Committee.

The current members of our Compensation Committee are Mr. Black (Chair), Dr. Modic and Dr. Parks. Our Compensation Committee met six times during fiscal 2014.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee’s responsibilities include:

•	Identifying persons qualified to become board members and recommending persons to be nominated by our board.

•	Reviewing with the board the requisite skills and criteria for new board members and the composition of the board as a whole.

•	Retaining and terminating any search firms to be used to identify director nominees.

•	Recommending to our board the directors to be appointed to our board committees and the chairs of each committee.

•	Reviewing exceptions to Analogic’s director retirement policy and making recommendations to the board.

•	Overseeing corporate governance matters, including our Corporate Governance Guidelines, self-evaluations of our board, and management succession planning.

The current members of our Nominating and Corporate Governance Committee are Mr. Bailey (Chair), Mr. Judge, Dr. Vandebroek, and Mr. Voboril. Our Nominating and Corporate Governance Committee met five times during fiscal 2014.

Technology Committee

Our Technology Committee’s purpose is to assist the board in its oversight of Analogic’s technology initiatives. The Technology Committee’s responsibilities include:

•

Assessing and advising the board regarding our technology strategy, including: the long term, strategic goals of our research and development (which we refer to as R&D) investments; technology, products, competition and market trends relevant to our strategic direction; emerging technologies and markets consistent with or complementary to our strategic direction; and our overall technological competitiveness.

•	Providing the board with technological guidance relevant to matters such as proposed market entries and exits, acquisitions and divestitures, and significant R&D investments.

•

Assessing and advising the board regarding our technology infrastructure, including the strength and competitiveness of our strategic and product planning procedures, programs for attracting, developing and retaining key technical personnel and technical leadership, R&D facilities and equipment, and programs for identifying, protecting, and exploiting our intellectual property.

The current members of our Technology Committee are Dr. Vandebroek (Chair), Dr. Modic, Dr. Parks, and Mr. Voboril. Our Technology Committee met three times during fiscal 2014.

Nominations Process for Director Candidates

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the committee and the board.

In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the Nominating and Corporate Governance Committee will apply the criteria set forth in our corporate governance guidelines. Among other matters, these criteria specify that director nominees should have a reputation for integrity, demonstrated business acumen, a commitment to understand us and our industry, and the interest and ability to act in the interests of all of our stockholders. The Nominating and Corporate Governance Committee considers these criteria in the context of an assessment of the operation and goals of the board as a whole and seeks to achieve diversity of occupational and personal backgrounds on the board, including personal characteristics such as race and gender, as well as experience and skills that contribute to the board’s performance of its responsibilities in the oversight of the company’s business. The Nominating and Corporate Governance Committee assesses the effectiveness of these criteria by referring to the criteria when it periodically assesses the composition of the board and by gathering data and discussing the diversity of the board membership in the annual self-assessment process. The board actively seeks to consider diverse candidates for board membership when it has a vacancy to fill.

The committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective director nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge, and abilities that will allow the board to fulfill its responsibilities.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting the candidates’ names, together with appropriate biographical information and background materials and a statement as to the stockholder’s ownership of common stock as of the date on which such recommendation is made, to the Nominating and Corporate Governance Committee, c/o John J. Fry, Senior Vice President, General Counsel, and Secretary, Analogic Corporation, 8 Centennial Drive, Peabody, Massachusetts 01960. Assuming that appropriate biographical and background materials have been provided on a timely basis, the Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy for the next annual meeting of stockholders.

Stockholders also have the right under our by-laws to nominate director candidates directly, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or the board, by following the procedures set forth in Article II, Section 15, of our by-laws. A stockholder entitled to vote in the election of directors may nominate one or more persons for election as directors only if written notice of such stockholder’s intent to make such nomination or nominations has been given to our Secretary not later than ninety days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Any stockholder notice of nomination shall contain the information set forth in Article II, Section 15, of our by-laws.

Communicating with the Independent Directors

The board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Our Chair of the Board, with the assistance of our Senior Vice President, General Counsel, and Secretary, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our Chair of the Board considers to be important for the directors to know. In general, communications relating to corporate governance and long term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board should address such communications to the Board of Directors, c/o John J. Fry, Senior Vice President, General Counsel, and Secretary, Analogic Corporation, 8 Centennial Drive, Peabody, Massachusetts 01960.

Board Meetings and Attendance

The board met eight times during fiscal 2014, either in person or by teleconference. During fiscal 2014, each director attended at least 75% of the aggregate number of board meetings and meetings held by all committees on which the director then served.

Director Attendance at Annual Meeting of Stockholders

We do not have a formal policy regarding the directors’ attendance at our annual meetings of stockholders. Our practice, however, is to have a meeting of the board immediately following the annual meeting of stockholders. All of our then-current directors attended the 2014 annual meeting held on January 21, 2014 (which we call our 2014 annual meeting).

DIRECTOR COMPENSATION

Overview

The Compensation Committee evaluates the appropriate level and form of compensation for non-employee directors at least annually and recommends changes to the board when appropriate. The primary objectives of the Compensation Committee with respect to non-employee director compensation are to:

•	Attract, retain, and motivate non-employee director talent; and

•	Align non-employee director compensation with the creation of stockholder value and corporate governance best practices.

Non-employee directors earn annual cash and stock retainers and meeting fees for their service on our board. No compensation is paid to any director for his or her service on our Board if that director is an employee of ours.

We have also adopted stock ownership guidelines for our non-employee directors as set forth below.

Annual Cash Retainer

In calendar year 2013, our non-employee directors each earned a base Annual Cash Retainer of $25,000. In calendar year 2014, our non-employee directors each earned a base Annual Cash retainer of $30,000. Please see Changes in Director Compensation, below, for more information on these changes.

In calendar years 2013 and 2014, our board chair earned an additional Annual Cash Retainer of $75,000. The chair of the Audit Committee earned an additional Annual Cash Retainer of $10,000 and the chairs of the Compensation Committee, the Nominating and Corporate Governance Committee, and the Technology Committee each earned an additional Annual Cash Retainer of $7,500.

As described more fully below, our non-employee directors may elect to receive some or all of their Annual Cash Retainers in the form of deferred stock units (which we refer to as DSUs) pursuant to the Analogic Corporation Amended and Restated Non-Employee Director Stock Plan (which we refer to as the Non-Employee Director Stock Plan), which was approved by our stockholders on January 23, 2012.

Annual Share Retainer

Our non-employee directors also earn Annual Share Retainers. Our non-employee directors each earned an Annual Share Retainer having a value of $70,000 in calendar year 2013 and $110,000 in calendar year 2014. In connection with this change and other compensation changes for our non-employee directors beginning with the calendar year 2014, the grant of stock options to our non-employee directors was discontinued as of July 31, 2013. The Annual Share Retainers for calendar year 2013 were earned pursuant to the Non-Employee Director Stock Plan. The Annual Share Retainers for calendar year 2014 were earned pursuant to our 2009 Amended and Restated Stock Incentive Plan, which was approved by our stockholders at the 2014 annual meeting. Please see Changes in Director Compensation, below, for more information on these changes.

The Annual Share Retainer is granted on February 1 of each year. The number of shares granted to each of our non-employee directors is determined based on the fair market value of our common stock on the grant date.

As described more fully below, our non-employee directors may elect to receive some or all of their Annual Share Retainer in the form of DSUs.

Deferral of Annual Cash and Share Retainers

Pursuant to the Non-Employee Director Stock Plan, our non-employee directors may elect to receive some or all of their Annual Cash and Share Retainers in the form of DSUs. The number of DSUs is determined based on the fair market value of our common stock on the date that the deferred portion of the Annual Cash and Share Retainers would have otherwise been paid. Payment of DSUs is made in the form of the equivalent number of shares of our common stock at the end of the applicable deferral period. Dividend equivalents are earned on DSUs and are paid in cash, without interest, at the end of the applicable deferral period.

Stock Options

As noted above, we have discontinued the grant of stock options to our non-employee directors effective July 31, 2013. Prior to July 31, 2013, our non-employee directors were granted an option to acquire 5,000 shares of our common stock effective on the date that he or she was first elected to our board. Subject to continued service on our board, an option to acquire an additional 5,000 shares of our common stock was granted every four years on the fourth anniversary of the preceding grant date. The exercise price of the options was the fair market value of our common stock on the grant date. The options became exercisable in three equal annual installments on first, second, and third anniversaries of the grant date, and expire ten years from the grant date. Please see Changes in Director Compensation, below, for more information on these changes.

Meeting Fees

For each meeting of the board or any board committee, each of our non-employee directors received a fee of $1,500 per meeting for each meeting attended in person, and a fee of $1,000 per meeting for each meeting attended by telephone. Directors also received reimbursement for meeting-related travel expenses.

Changes In Director Compensation

In calendar year 2013, in connection with its annual review of director compensation and with input from its independent compensation consultant, F.W. Cook & Co., Inc., the Compensation Committee recommended to our board of directors that (i) the grant of director stock options be discontinued as of July 31, 2013; (ii) the base Annual Cash Retainer be increased from $25,000 to $30,000 as of February 1, 2014; and (iii) the Annual Share Retainer be increased from $70,000 to $110,000 as of February 1, 2014. The board accepted the Compensation Committee’s recommendation. The increase in the Annual Share Retainer was subject to stockholder approval of the Amended and Restated 2009 Stock Incentive Plan. Our stockholders approved the Amended and Restated 2009 Stock Incentive Plan at the 2014 annual meeting.

Stock Ownership Guidelines for Our Non-Employee Directors

In order to further align the interests of our directors with the interests of our stockholders and to promote our commitment to sound corporate governance, our board, acting on the recommendation of our Compensation Committee, has adopted stock ownership guidelines for our non-employee directors.

Non-employee directors are expected to acquire a number of shares of our common stock having the value shown below:

Stock Ownership Guideline	$110,000
Attainment Period	Five (5) years from the later of: • Election as a director; or • October 1, 2011
Stock Owned for Purposes of Ownership Guideline

• Stock acquired on the open market;

• Stock acquired through the exercise of options;

• Restricted stock and restricted stock units, whether vested or unvested;

• Stock acquired through Company benefit plans; and

• Deferred stock units.

Administration	The Stock Ownership Guidelines will be administered by the Compensation Committee, which will evaluate compliance on an annual basis. Non-compliance arising from special circumstances, such as fluctuations in the Company’s stock price, changes in director compensation, and the personal financial situation of a director, will be reviewed by the Compensation Committee.

As of October 1, 2014, all of our non-employee directors own a quantity of our stock that meets or exceeds the stock ownership guidelines.

DIRECTOR COMPENSATION TABLES

The table below summarizes the compensation that we paid to our non-employee directors for fiscal 2014.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Edward F. Voboril	122,000	110,000	232,000
Bernard C. Bailey	57,500	110,000	167,500
Jeffrey P. Black	61,500	110,000	171,500
James J. Judge	60,500	110,000	170,500
Kevin C. Melia (3)	49,500	110,000	159,500
Michael T. Modic	50,000	110,000	160,000
Fred B. Parks	50,000	110,000	160,000
Sophie V. Vandebroek	54,500	110,000	164,500

(1)	The next table further describes the information included in this column.
(2)	This column represents the Annual Share Retainer. During fiscal 2014, Mr. Bailey, Mr. Black, Mr. Judge, Dr. Modic, and Dr. Parks elected to defer the Annual Share Retainer in the form of DSUs. The non-employee directors have the following DSUs as of July 31, 2014: Mr. Voboril: 3,978; Mr. Bailey: 5,753; Mr. Black: 4,471; Mr. Judge: 7,259; Dr. Modic: 9,942; and Dr. Parks: 10,490.
(3)	Mr. Melia passed away on June 17, 2014.

The following table further describes the information included in the Fees Earned or Paid in Cash column in the preceding table.

Name	Annual Retainers ($)(1)	Board and Committee Chair Fees ($)	Board Meeting Fees ($)	Audit Committee Meeting Fees ($)	Compensation Committee Meeting Fees ($)	Technology Committee Meeting Fees ($)	Nominating and Corporate Governance Committee Meeting Fees ($)	Total ($)
Edward F. Voboril	27,500	75,000	10,500	—	—	4,500	4,500	122,000
Bernard C. Bailey	27,500	7,500	10,500	7,500	—	—	4,500	57,500
Jeffrey P. Black	27,500	7,500	10,500	8,000	8,000	—	—	61,500
James J. Judge	27,500	10,000	10,500	8,000	—	—	4,500	60,500
Kevin C. Melia (2)	27,500	—	9,000	6,500	6,500	—	—	49,500
Michael T. Modic	27,500	—	10,500	—	7,500	4,500	—	50,000
Fred B. Parks	27,500	—	10,500	—	7,500	4,500	—	50,000
Sophie V. Vandebroek	27,500	7,500	10,500	—	—	4,500	4,500	54,500

(1)	Represents a semi-annual cash retainer of $12,500 for calendar year 2013 that was paid on August 1, 2013, and a semi-annual cash retainer of $15,000 for calendar year 2014 that was paid on February 1, 2014. Mr. Bailey, Mr. Black, Dr. Modic and Dr. Parks deferred their entire Annual Cash Retainers into DSUs.
(2)	Mr. Melia passed away on June 17, 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND MANAGEMENT

The following table sets forth information as to the beneficial ownership of our common stock as of October 1, 2014 (except as otherwise indicated) by (a) all persons (including any “group,” as defined in Section 13(d)(3) of the Exchange Act) known by us to beneficially own 5% or more of our common stock, (b) each director and nominee for director, (c) our Named Executive Officers (as defined under “Compensation of Executive Officers—Summary Compensation Table” below), and (d) all of our directors and executive officers as a group. With respect to directors and executive officers, the amounts shown are based upon information furnished by the individual directors and officers. Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon exercise of stock options that are immediately exercisable or exercisable within 60 days after October 1, 2014. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days after October 1, 2014. Except as otherwise indicated, to our knowledge, the persons identified below have sole voting and sole investment power with respect to the shares they own of record.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
5% Stockholders
T. Rowe Price Associates, Inc. (1)	1,795,332	14.4	%(1)
100 East Pratt Street
Baltimore, Maryland 21202
BlackRock, Inc. (2)	1,141,838	9.2	%(2)
40 East 52nd Street
New York, New York 10022
The Vanguard Group (3)	807,331	6.5	%(3)
100 Vanguard Blvd.
Malvern, Pennsylvania 19355
Royce & Associates, LLC (4)	630,555	5.1	%(4)
745 Fifth Avenue
New York, New York 10151

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Directors and Director Nominees
Bernard C. Bailey	7,282	(5)	*
	5,964	(6)
Jeffrey P. Black	6,647	(7)	*
	4,682	(6)
James W. Green	80,798	(8)	*
James J. Judge	11,667	(9)	*
	7,259	(6)
Michael T. Modic	6,667	(10)	*
	9,942	(6)
Fred B. Parks	1,666	(11)	*
	10,701	(6)
Sophie V. Vandebroek	13,169	(12)	*
Edward F. Voboril	21,615	(13)	*
	3,978	(6)

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Named Executive Officers (Other than Mr. Green, listed above)
Mervat Faltas	14,509	(14)	*
John J. Fry	37,368	(15)	*
Michael L. Levitz	28,347	(16)	*
Farley Peechatka	31,842	(17)	*
All Directors and Executive Officers as a Group (12 persons)	304,103	(18)	2.4%

*	Represents less than 1% ownership.
(1)	Based solely on a Schedule 13G/A filed with the SEC on February 7, 2014, which presents information as of December 31, 2013. These shares are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. serves as investment advisor with sole voting power as to 334,190 shares and sole dispositive power as to 1,795,332 shares. For purposes of the reporting requirements of the Exchange Act, T. Rowe Price Associates is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly denies that it is, in fact, the beneficial owner of such securities.
(2)	Based solely on a Schedule 13G/A filed with the SEC on January 28, 2014, which presents information as of December 31, 2013.
(3)	Based solely on a Schedule 13G/A filed with the SEC on February 11, 2014, which presents information as of December 31, 2013.
(4)	Based solely on a Schedule 13G filed with the SEC on January 6, 2014, which presents information as of December 31, 2013.
(5)	Includes 5,000 shares issuable upon exercise of options exercisable within 60 days after October 1, 2014.
(6)	Consists of DSUs, which are payable in common stock. The value of a DSU is, at any given time, equal to the then-current value of a share of our common stock.
(7)	Includes 5,000 shares issuable upon exercise of options exercisable within 60 days after October 1, 2014.
(8)	Includes 49,217 shares issuable upon exercise of options exercisable within 60 days after October 1, 2014.
(9)	Consists of 11,667 shares issuable upon exercise of options exercisable within 60 days after October 1, 2014.
(10)	Includes 6,667 shares issuable upon exercise of options exercisable within 60 days after October 1, 2014.
(11)	Consists of 1,666 shares issuable upon exercise of options exercisable within 60 days after October 1, 2014.
(12)	Consists of 8,334 shares issuable upon exercise of options exercisable within 60 days after October 1, 2014.
(13)	Includes 8,334 shares issuable upon exercise of options exercisable within 60 days after October 1, 2014.
(14)	Includes 5,767 shares issuable upon exercise of options exercisable within 60 days after October 1, 2014.
(15)	Includes 19,741 shares issuable upon exercise of options exercisable within 60 days after October 1, 2014.
(16)	Includes 24,016 shares issuable upon exercise of options exercisable within 60 days after October 1, 2014.
(17)	Includes 13,207 shares issuable upon exercise of options exercisable within 60 days after October 1, 2014.
(18)	Includes 158,616 shares issuable upon exercise of options exercisable within 60 days after October 1, 2014 and 42,526 DSUs.

EXECUTIVE OFFICERS

Our current executive officers are:

Name	Age	Position	Date Since Office Has Been Held
James W. Green	56	President and Chief Executive Officer	2007
Mervat Faltas	63	Senior Vice President and General Manager, Medical Imaging Business	2011
John J. Fry	53	Senior Vice President, General Counsel, and Secretary	2007
Michael L. Levitz	41	Senior Vice President, Chief Financial Officer, and Treasurer	2009
Farley Peechatka.	53	Senior Vice President and General Manager, Ultrasound Business	2011

For additional information with respect to Mr. Green, who is also a director, see Proposal 1—Election of Directors.

Mervat Faltas has served as Senior Vice President and General Manager of our Medical Imaging business since May 2010. She joined our Canadian subsidiary, Analogic Canada (formerly known as Anrad) in July 2005 as Vice President of Operations and was named President of Analogic Canada in January 2006. From May 2000 until June 2005, Mrs. Faltas served in various capacities at ITF Optical Technologies, a Montreal-based provider of fiber optic components for terrestrial and undersea communication networks, including as President and CEO. From 1990 to 2000, Mrs. Faltas held various positions at PerkinElmer Corporation, including General Manager of PerkinElmer’s Montreal operation.

John J. Fry is our Senior Vice President, General Counsel, and Secretary. He joined us in November 2007. From April 2005 until joining us, Mr. Fry was a principal of the law firm Driggs, Hogg, & Fry Co., L.P.A. (formerly Driggs, Lucas, Brubaker & Hogg Co., L.P.A.), where his practice focused primarily on technology and intellectual property law. From August 1995 to April 2005, he held various legal positions at Philips Medical Systems (formerly Marconi Medical Systems and Picker International), including Senior Corporate Counsel and Intellectual Property Manager and counsel to Philips’ computed tomography business.

Michael L. Levitz is our Senior Vice President, Chief Financial Officer, and Treasurer. Mr. Levitz joined us in July 2009. From October 2007 to July 2009, Mr. Levitz was Vice President and Controller of the Cytyc business unit of Hologic Inc., a developer, manufacturer, and supplier of premium diagnostic products, medical imaging systems, and surgical products focused on the healthcare needs of women. From September 2002 until Cytyc Corporation’s merger with Hologic Inc. in October 2007, Mr. Levitz served in various capacities at Cytyc Corporation, including Vice President and Corporate Controller. Mr. Levitz began his career in the audit practice of Arthur Andersen LLP and is a certified public accountant.

Farley Peechatka has served as Senior Vice President and General Manager of our Ultrasound business since May 2011. Mr. Peechatka joined us in November of 2002 as Vice President of Operations of our Sound Technology, Inc. (“STI”) subsidiary upon our acquisition of STI from Siemens Medical. Mr. Peechatka became President of STI in October 2008. Mr. Peechatka is a co-founder of Sound Technology, a leading provider of medical ultrasound transducers, and held multiple positions in the company, most recently as the Vice President of Operations and President. Prior to founding Sound Technology in 1987, he held engineering positions with Johnson & Johnson and GE Ultrasound.

Our executive officers are elected annually by the board and hold office until their successors are chosen and qualified, subject to earlier removal by the board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Analogic is a participant, the amount involved exceeds $100,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related party,” has a direct or indirect material interest.

If a related party proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related party transaction,” the related party must report the proposed related party transaction to our General Counsel. The policy calls for the proposed related party transaction to be reviewed and, if deemed appropriate, approved by the board’s Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related party transaction. The policy also permits the Audit Committee chair to review and, if deemed appropriate, approve proposed related party transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related party transactions that are ongoing in nature will be reviewed annually.

A related party transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related party’s interest in the transaction. The committee will review and consider such information regarding the related party transaction as it deems appropriate under the circumstances.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in or is not inconsistent with Analogic’s best interests. The committee may impose any conditions on the related party transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related party transaction disclosure rule, the board has determined that the following transactions do not create a material direct or indirect interest on behalf of related parties and, therefore, are not related party transactions for purposes of this policy:

•

interests arising solely from the related party’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related party and all other related parties own in the aggregate less than a 10% equity interest in such entity and (b) the related party and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction; and

•	a transaction that is specifically contemplated by provisions of Analogic’s charter or by-laws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

There were no related party transactions since the fiscal year beginning August 1, 2013.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis addresses the compensation of our principal executive officer, our principal financial officer, and our other three executive officers who were the most highly compensated executive officers of Analogic for fiscal 2014. It should be read in conjunction with the other information contained in this proxy statement. The following executives were our Named Executive Officers for fiscal 2014:

•	James W. Green, our president and chief executive officer;

•	Mervat Faltas, our senior vice president, Medical Imaging business;

•	John J. Fry, our senior vice president, general counsel, and secretary;

•	Michael L. Levitz, our senior vice president, chief financial officer, and treasurer; and

•	Farley Peechatka, our senior vice president, Ultrasound business.

Executive Summary

Overview. The Compensation Committee strives to design and implement executive compensation programs that align executive compensation with our Company’s financial performance and the creation of stockholder value. To this end, a substantial portion of the compensation of our Named Executive Officers is earned under annual and long term incentive programs that are linked directly to the achievement of a mix of financial metrics such as revenue, earnings per share, return on invested capital, and relative total shareholder return. The Compensation Committee believes that the strong level of stockholder support expressed in our advisory votes on executive compensation is an endorsement of our executive compensation philosophy.

While our fiscal 2014 compensation programs were largely unchanged from the fiscal year ended July 31, 2013 (which we refer to as fiscal 2013), the Compensation Committee continues to review and modify these programs to advance the interests of our Company and our stockholders while still providing meaningful incentives to our executives. For example, the Compensation Committee implemented double trigger vesting for equity awards granted in fiscal 2014.

Fiscal 2014 Target Pay Mix. The primary components of our executive compensation program include annual base salary, annual incentive programs (which we refer to as AIPs), and Long Term Incentive Programs (which we refer to as LTIPs), which are evaluated annually by the Compensation Committee. The fiscal 2014 annual incentive program (which we refer to as our FY14 AIP), which provided a cash incentive, consisted of at-risk, performance-based compensation that would be earned entirely on the achievement of predetermined performance goals. The fiscal 2014 to fiscal 2016 long term incentive program (which we refer to as our FY14-16 LTIP) consisted of performance-based restricted stock units (which we refer to as RSUs) and time-based stock options. As with the cash incentive compensation under the FY14 AIP, the performance-based RSUs represent at-risk compensation, the vesting of which is entirely dependent on the achievement of predetermined performance goals.

The value, if any, realized from stock options depends entirely on the continued appreciation of our stock. The fiscal 2014 target pay mix for our CEO and the average target pay mix for our other Named Executive Officers, as established by the Compensation Committee in September 2013, is shown below:

Note: The above pay mix assumes performance at target. Our compensation programs, and the valuation assumptions used to establish target awards, are described in greater detail below. Please refer to the Other Equity Compensation and Employee Benefits and Other Compensation sections below, as well as the Summary Compensation Table below, for more information on other compensation and benefits that are not included in the charts above.

Performance and Vesting of Awards in Fiscal 2014. After several years of consistent improvement in our financial performance, fiscal 2014 was a challenging year for Analogic. Key results in fiscal 2014 and over the fiscal year ended July 31, 2012 (which we refer to as fiscal 2012) to fiscal 2014 performance period included:

•	Fiscal 2014 revenue of $518 million, down 6% from fiscal 2013.

•	Fiscal 2014 gross margin of 42%, up 3 points compared to fiscal 2013.

•

Fiscal 2014 diluted GAAP EPS of $2.72, as compared to $2.48 in fiscal 2013 and $3.42 in fiscal 2012. Fiscal 2012-2014 total shareholder return of 40.8%, compared to 35.5% at the 50th percentile of the Russell 2000 index.

•	Strategic exit from low margin, non-strategic product lines with shift toward higher margin direct business; improved operational efficiency drives profitability.

•	Focus on return to growth.

Vesting under our executive compensation programs reflected these developments. In view of our fiscal 2014 financial performance, our Named Executive Officers earned $0 under our FY14 AIP. Based on our total shareholder return and Non-GAAP EPS performance over the past three fiscal years, aggregate vesting performance-based restricted stock units awarded to our Named Executive Officers under our fiscal 2012 to 2014 long term incentive program (which we refer to as our FY12-14 LTIP) was at 96.6% of target.

More information on these and other items pertinent to the fiscal 2014 compensation of our Named Executive Officers can be found below and should be read in conjunction with the other information contained in this proxy statement.

Compensation Overview

Compensation Objectives and Philosophy. The primary objectives of our executive compensation programs are to:

•	attract, retain and motivate the best possible executive talent;

•	ensure executive compensation is aligned with our corporate strategies and business objectives;

•	promote the achievement of key strategic and financial performance measures by linking short- and long term cash and equity incentives to the achievement of measurable corporate performance goals; and

•	align executives’ incentives with the creation of stockholder value.

To achieve these objectives, the Compensation Committee regularly evaluates our executive compensation programs with the goal of setting compensation at levels the Compensation Committee believes are necessary to allow us to compete for executive talent with other companies in our industry and region. Further, a significant portion of our executives’ compensation is performance-based, with compensation directly linked to achievement of annual and long term goals.

Compensation Process

Role and Authority of the Compensation Committee. The Compensation Committee oversees our executive compensation programs. In this role, the Compensation Committee regularly reviews and approves the compensation of our executive officers. Additional information about the Compensation Committee, including its composition and responsibilities, can be found on page 9 of this proxy statement. The Committee’s practice has been to establish fiscal year base salaries, and to approve annual and long term incentive awards, at its regularly scheduled September meeting. From time-to-time, the Committee makes other adjustments to individual compensation arrangements due to promotions, changes of responsibilities, or other appropriate circumstances. Under its charter, the Compensation Committee may delegate its authority to one or more subcommittees as it deems appropriate.

Role of Compensation Consultants. The Compensation Committee retained Frederic W. Cook & Co., Inc. (which we refer to as F.W. Cook) as the Committee’s independent compensation advisor for fiscal 2014 in connection with director and executive compensation. Advisory services provided by F.W. Cook included assistance in reviewing trends in executive compensation, our compensation peer group, and the design of our executive compensation programs. F.W. Cook also assisted the Compensation Committee in obtaining compensation benchmark data and establishing the compensation levels of our executive officers. F.W. Cook provides no services to the Company other than those performed on behalf of the Committee.

Role of Management. The Compensation Committee receives input from our CEO and other members of our senior management team with respect to compensation programs for our executive officers and other employees. The Compensation Committee also receives input from our CEO on the performance of our other executive officers and on compensation decisions for those officers. The Committee considers, but is not bound by and does not always accept, the recommendations of our CEO or the other members of our management team with respect to compensation matters. While our CEO and other members of our senior management team typically attend Compensation Committee meetings, the Committee regularly meets in executive session without management present. Our CEO is not present during voting or deliberations on his compensation. The Committee also makes compensation decisions with respect to our other executive officers without them present.

Advisory Vote on Named Executive Officer Compensation

The Compensation Committee considered the results of our stockholder advisory vote on executive compensation (commonly referred to as the say-on-pay vote) that took place at our 2013 annual meeting, at which 95% of the votes cast supported our executive compensation policies. In view of the strong support expressed by our stockholders and the Compensation Committee’s view that our executive compensation program is aligned with our pay-for-performance philosophy, the Compensation Committee has not implemented any changes to our executive compensation policies as a result of the 2014 say-on-pay vote.

Bases for Our Compensation Policies and Decisions

As a general guideline, the Compensation Committee seeks to establish the target compensation of our executive officers at approximately the median of our peers, assuming that our company meets the performance targets established for our annual and long term incentive programs. An individual executive’s target compensation may be higher or lower than this guideline based on his or her particular background, experience and performance, market factors, and internal equity. These factors are weighed by the Compensation Committee in its judgment, and no one factor takes precedence over the others.

In fiscal 2013, our Compensation Committee, with the assistance of its compensation consultant, updated our compensation peer group. The members of the updated compensation peer group were selected for their similarity to our Company based on criteria such as revenue, market capitalization, industry, and competition for executive talent and investor capital. The updated peer group (which we refer to as our fiscal 2014 peer group), which was used in establishing the fiscal 2014 compensation of our Named Executive Officers, consisted of the following companies:

Accuray Incorporated	FARO Technologies, Inc.*	MTS System Corporation

American Science & Engineering, Inc.	Greatbatch, Inc.	Newport Corporation

Cognex Corporation	Integra LifeSciences Corporation*	OmniVision Technologies, Inc.

Coherent, Inc.	ION Geophysical Corporation*	OSI Systems, Inc.

CONMED Corporation*	Merit Medical Systems, Inc.*	Thoratec Corporation*

FEI Company	Micrel Incorporated	Volcano Corporation*

*	Denotes companies that were not members of our compensation peer group for fiscal 2013 (which we refer to our fiscal 2013 peer group), but were added to our fiscal 2014 peer group. Sonosite, Inc. was a member of the fiscal 2013 peer group, but was removed from the fiscal 2014 peer group as a result of its acquisition.

In setting fiscal 2014 compensation, data from the fiscal 2014 peer group was supplemented by compensation survey data provided by the Compensation Committee’s independent compensation consultant based on a national, technology industry compensation survey.

Components of our Executive Compensation Programs

The primary components of our executive compensation programs are:

•	Base salary;

•	Annual Incentive Programs; and

•	Long Term Incentive Programs.

Our executive compensation programs also include employee benefits and other compensation, and severance and change of control benefits.

The Compensation Committee has not adopted a formal policy for allocating between short and long term compensation, between cash and non-cash compensation, or among the different forms of non-cash compensation. Instead, the Compensation Committee, after reviewing information provided by its compensation consultant and other relevant information, determines what it believes to be the appropriate level and mix of compensation components.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. Generally, we believe that executive base salaries should be competitive with salaries for executives in similar positions at comparable companies. Base salaries are reviewed at least annually by the Compensation Committee, and are adjusted from time to time to realign salaries with market levels after taking into account factors such as target total direct compensation, individual responsibilities, performance, experience and time in service, market conditions, and information from our compensation consultant.

On September 9, 2013, the Compensation Committee established the fiscal 2014 base salaries of our Named Executive Officers as follows:

	Fiscal 2014 Base Salary	Percent Change From Fiscal 2013 Base Salary
James W. Green	$600,000	11%
Mervat Faltas	$319,156	3%
John J. Fry	$351,676	3%
Michael L. Levitz	$331,136	3%
Farley Peechatka	$299,936	3%

The comparatively larger increase in fiscal 2014 base salary for Mr. Green reflected the Compensation Committee’s intention to align his salary more closely with the market median.

Annual Incentive Programs

Our AIPs are designed to reward our executive officers for achieving specified annual corporate financial objectives. The AIPs emphasize pay for performance and are intended to align executive compensation with the achievement of specified operating results.

On September 9, 2013, the Compensation Committee recommended that our board adopt, and our board adopted, subject to stockholder approval, the 2014 Annual Incentive Compensation Plan. The 2014 Annual Incentive Compensation Plan is structured so that performance-based awards under our AIPs can comply with the exemptions to the deductibility limitations of Section 162(m) of the Code.

Also on September 9, 2013, the Compensation Committee granted target awards under our FY14 AIP. For our Named Executive Officers, the FY14 AIP consisted entirely of performance-based awards that were earned based on the achievement of corporate financial objectives. Awards under the FY14 AIP were payable in cash. The FY14 AIP awards were made pursuant to and subject to the approval of the 2014 Annual Incentive Compensation Plan, which was approved by our stockholders at our 2014 annual meeting. The FY14 AIP was structured and operated with the intent that the compensation paid under the FY14 AIP will be exempt from the deductibility limitations of Section 162(m) of the Code.

Under the FY14 AIP, our Named Executive Officers each received a target award as a percentage of his or her fiscal 2014 base salary. Target awards for our Named Executive Officers were as follows:

	FY14 AIP Target Award (% of Base Salary)	FY13 AIP Target Award (% of Base Salary)
James W. Green	100%	100%
Mervat Faltas	60%	50%
John J. Fry	60%	60%
Michael L. Levitz	60%	60%
Farley Peechatka	60%	50%

The FY14 AIP target awards for Mrs. Faltas and Mr. Peechatka were adjusted to align more closely with the market median and internal equity.

The performance metrics and weightings for our Named Executive Officers under the FY14 AIP were established as follows:

Fiscal 2014 Analogic Non-GAAP EPS	Fiscal 2014 Analogic Revenue	Fiscal 2014 Analogic ROIC
60%	30%	10%

Analogic non-GAAP earnings per share (which we refer to as EPS) was calculated using the non-GAAP adjustments as approved by the Audit Committee of the board and applied to each quarter. The use of these non-GAAP adjustments is consistent with our own assessment of our operating performance and also aligns with the non-GAAP financial information reported to our stockholders. Non-GAAP adjustments included share-based compensation expense, acquisition related gains and expenses, restructuring charges, gains on sale of investments, and significant non-recurring taxes. The Compensation Committee retained the discretion to reject any such adjustments for the purpose of determining the payments under the FY14 AIP. The performance measures were subject to equitable adjustment to exclude the impact of acquisitions and divestitures.

Analogic return on invested capital (which we refer to as ROIC) was defined as our after tax non-GAAP operating income (calculated in accordance with the fiscal 2014 non-GAAP adjustments described above) divided by our average invested capital. Invested capital was defined as the sum of non-cash current assets, long term assets and operating cash, minus current liabilities.

Subject to the deductibility limitations of Section 162(m) of the Code, the Compensation Committee retained, but did not exercise, the discretion to fund bonuses from a pool approved by the Compensation Committee if 50% of the target non-GAAP EPS was not achieved. Such discretion would be exercised in a manner consistent with Section 162(m) of the Code For our executive officers, no bonuses would be funded under the FY14 AIP if our actual fiscal 2014 non-GAAP EPS did not exceed our fiscal 2013 non-GAAP EPS.

The performance targets were set by the Compensation Committee to be aligned with our fiscal 2014 objectives and to have a reasonable chance of attainment. The threshold, target, and maximum goals and the associated payout factors for each performance metric, and the actual performance and performance factors with respect to each such metric as applicable to our Named Executive Officers under the FY14 AIP, were as follows:

	Goal			Actual
	Threshold 0.25x	Target 1x	Maximum 2x	Actual Performance	Performance Factor
Analogic Non-GAAP EPS	$3.89	$4.44	$5.27	$3.52	-0-
Analogic Revenue ($ millions)	$551	$600	$630	$518	-0-
Analogic ROIC	14.2%	14.6%	16.1%	11.1%	-0-
Aggregate Performance Factor					-0-

The Compensation Committee did not adjust the performance measures to exclude the impact of acquisitions and divestitures, or exercise its discretion to reject any Non-GAAP adjustments, in connection with the FY14 AIP.

Based on the calculated aggregate performance factor, our Named Executive Officers did not receive payments under the FY14 AIP.

Long Term Incentive Programs

Our long term incentive programs (which we refer to as LTIPs) are equity-based award programs that have been the primary vehicle for offering long term incentives to our executives. We believe that equity-based grants provide our executives with a strong link to our long term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, the vesting feature of the equity grants furthers our goal of executive retention by providing an incentive to our executives to remain in our employ during the vesting period. All grants of equity-based awards to our executives are approved by the Compensation Committee. In determining the size of equity-based awards to our executives, the Compensation Committee considers factors such as scope of responsibility, the applicable executive’s performance, the amount of equity previously awarded to the executive, the vesting of such awards, the recommendations of our chief executive officer and data from the compensation peer group.

The Compensation Committee believes that long term equity awards for our Named Executive Officers should include a balanced mixture of non-GAAP EPS RSUs, relative total shareholder return (which we refer to as TSR) RSUs, and time-based stock options. The Committee has maintained this approach in designing the FY14-16 LTIP. The Committee believes that this plan design serves a number of important purposes, including the following:

•

The performance-based orientation on our long term incentive program. The Compensation Committee believes that the FY14-16 LTIP is entirely performance-based. Non-GAAP EPS and TSR-based RSUs represent at-risk compensation, the vesting of which is entirely dependent on the achievement of predetermined performance goals that are aligned with our longer term objectives. The value, if any, realized from stock options depends entirely on the continued appreciation of our Company’s stock.

The Committee continues to use Non-GAAP EPS as a metric for both the FY14 AIP and FY14-16 LTIP in view of the importance of Non-GAAP EPS as a metric for evaluating the Company’s performance, the differing time periods covered by the AIP and LTIP awards, the use of Non-GAAP EPS in combination with other metrics (e.g., revenue, ROIC, and TSR), and the proportions of the Non-GAAP EPS components of the respective awards (i.e., 60% of the FY14 AIP target award and 33% of the FY14-16 LTIP target award).

•

The utilization of equity under our stockholder approved equity plans. In the case of performance based awards, we are required to reserve against future issuance a number of shares sufficient to fund the maximum performance level, even though the performance targets are established so that the achievement of the maximum performance levels is unlikely. As a consequence, we are unable to utilize shares that have been reserved in excess of our actual needs until our performance relative to the applicable criteria has been finally determined. This reduces the equity otherwise available for grant, and necessitates more frequent requests that our stockholders approve additional shares for grant under our equity plans. The inclusion of stock options as a component of the FY14-16 LTIP serves to address this issue by reducing the number of shares that we are required to reserve against future performance.

•

Aligning award value with the accounting cost of our long term incentive programs. TSR-based RSUs incur an initial accounting cost premium relative to non-GAAP EPS RSUs. The premium is largely dependent on external factors, including volatility in our stock price and the relative performance of our stock during the period between the beginning of the performance period and the grant date.

In addition, in order to better align the TSR target awards with their accounting cost, the total number of target TSR-based RSUs awarded to our executives was reduced by the accounting cost premium calculated as of the beginning of the performance period.

On September 9, 2013, the Compensation Committee approved awards under the FY14-16 LTIP. Our Named Executive Officers each received an award having a value (which we refer to as the Total LTIP Target Award) calculated as a percentage of his or her fiscal 2014 base salary. The awards consisted of a non-GAAP EPS component, a TSR component, and a stock option component. Awards were determined as follows:

•	Target Number of performance-based non-GAAP EPS RSUs = (1/3 x Total LTIP Target Award) / closing price of our common stock on September 9, 2013

•	Target Number of performance-based TSR RSUs = (1/3 x Total LTIP Target Award) / (TSR initial accounting cost premium x closing price of our common stock on September 9, 2013)

•	Number of Stock Options = 3 x Target Number of non-GAAP EPS RSUs

The target FY14-16 LTIP awards for each of our Named Executive Officers were as follows:

	FY14-16 LTIP Target Award (% of Base Salary)	Change from FY13-15 Target Award	Total LTIP Target Award ($)	Target Number of Non-GAAP EPS RSUs	Target Number of TSR RSUs	Number of Stock Options
James W. Green	300%	75 pts.	$1,800,000	7,784	5,988	23,588
Mervat Faltas	125%	0 pts.	$398,945	1,725	1,327	5,228
John J. Fry	150%	0 pts.	$527,514	2,281	1,755	6,913
Michael L. Levitz	150%	0 pts.	$496,704	2,148	1,652	6,509
Farley Peechatka	125%	0 pts.	$374,920	1,621	1,247	4,913

Mr. Green’s FY14-16 LTIP target award was adjusted to align his long term equity incentive award more closely with the market median.

Performance for both the non-GAAP EPS component and the TSR component will be measured over a three year performance period beginning on August 1, 2013 and ending on July 31, 2016 (which we refer to as the FY14-16 LTIP performance period). The number of shares earned will cliff vest at the end of the FY14-16 LTIP performance period based on actual performance relative to the applicable performance criteria.

The non-GAAP EPS component will vest based on our company’s cumulative non-GAAP EPS over the FY14-16 LTIP performance period. Depending on actual performance, the potential vesting of the non-GAAP EPS component ranges from a minimum of zero to a maximum of two times the target number of non-GAAP EPS RSUs. Non-GAAP EPS will be calculated using the non-GAAP adjustments to our EPS as approved by the Audit Committee of the board. Non-GAAP adjustments currently include share-based compensation expense, acquisition related gains and expenses, restructuring charges, gains on sale of investments, and taxes. The Compensation Committee retains the discretion to reject any such adjustments for the purpose of determining vesting under the FY14-16 LTIP, it being expected that such discretion, if exercised, would be exercised in a manner consistent with Section 162(m) of the Code. The non-GAAP EPS performance target was set by the Compensation Committee to be aligned with our longer term objectives and to have a reasonable chance of attainment.

The TSR component will vest based on the company’s total relative stockholder return relative to the total shareholder return of the company at the 50th percentile of the Russell 2000 stock index (which we refer to as the benchmark). The Compensation Committee believes that the Russell 2000 stock index represents a comprehensive index of similar sized companies with which the Company competes for investor capital, and is thus an appropriate comparison for our total shareholder return. The target number of TSR RSUs will vest if the Company’s total shareholder return over the performance period is equal to that of the benchmark. The potential vesting of the TSR RSUs varies +/- 2% for each 1% (100 basis points) that our total shareholder return varies above or below the benchmark, between a maximum of two times the target number of TSR RSUs and a minimum of zero. As noted above, vesting is capped at target if our absolute TSR over the performance period is negative, and the maximum value that can be earned under the TSR component (as determined by the total number of TSR RSUs vested multiplied by the final stock price) cannot exceed four (4) times the TSR target award value at grant.

The stock options will vest once a year in three equal installments beginning one year from the grant date.

On September 8, 2014, the Compensation Committee approved vesting of performance-based restricted stock units granted under our FY12-14 LTIP. For our executive officers, the FY12-14 LTIP awards included a cumulative non-GAAP EPS component and a TSR component, each of which comprised a target number RSUs equal to one-half of the total FY12-14 LTIP target award. Performance for both the non-GAAP EPS component and the TSR component were measured over a three year performance period beginning on August 1, 2011 and ending on July 31, 2014 (which we refer to as the FY12-14 LTIP Performance Period). The number of RSUs earned cliff vested at the end of the FY12-14 LTIP Performance Period, following certification by the Compensation Committee as to the level of achievement of the performance goals with respect to such RSUs.

The cumulative non-GAAP EPS component of the FY12-14 LTIP vested based on our company’s cumulative non-GAAP EPS over the FY12-14 LTIP Performance Period. Depending on actual performance, the potential vesting of the non-GAAP EPS component ranged from a minimum of zero to a maximum of two times the non-GAAP EPS target award. Non-GAAP EPS was calculated using the non-GAAP adjustments to our EPS as approved by the Audit Committee of the board. Non-GAAP adjustments currently include share-based compensation expense, acquisition related gains and expenses, restructuring charges, gains on sale of investments, and taxes. The Compensation Committee retained the discretion to reject any such adjustments for the purpose of determining vesting under the FY12-14 LTIP, it being understood that such discretion would be exercised in a manner consistent with such awards being exempt from the deductibility limitations under Section 162(m) of the Code. The Compensation Committee did not exercise this discretion. Performance targets for the non-GAAP EPS component of the FY12-14 LTIP were as follows:

Performance	Cumulative Non-GAAP EPS	% of Non-GAAP EPS Target Award Earned
Threshold	$6.00	0%
Target	$12.06	100%
Maximum	$14.00	200%

No shares would be earned if the Company’s cumulative non-GAAP EPS during the FY12-14 LTIP Performance Period was less than the threshold value shown above. Intermediate results were interpolated.

Our non-GAAP EPS in FY12, FY13, and FY14 was $3.60, $3.88, and $3.52, respectively, resulting in a cumulative non-GAAP EPS over the FY12-14 LTIP Performance Period of $11.00. As a consequence, 82.51% of the FY12-14 LTIP non-GAAP EPS Target Award was earned.

The TSR component of the FY12-14 LTIP vested based on the company’s total relative stockholder return relative to the total shareholder return of the company at the 50th percentile of the Russell 2000 stock index over the FY12-14 LTIP Performance Period. The potential vesting of the TSR RSUs varied +/- 2% for each 1% (100 basis points) that our total shareholder return varies above or below the company at the 50th percentile of the Russell 2000 stock index, between a maximum of two times the target number of TSR RSUs and a minimum of zero.

Performance targets for the TSR component of the FY12-14 LTIP were as follows:

Analogic TSR	TSR of the Company at the 50th Percentile of the Russell 2000 Stock Index	% of TSR Target Award Earned
40.76%	35.46%	110.60%

Based on the results described above, on September 9, 2014, the Compensation Committee approved vesting of awards under the FY12-14 LTIP for our Named Executive Officers as follows. Unvested shares were forfeited.

	Non-GAAP EPS Target Award (RSUs)	Non-GAAP EPS Shares Earned	TSR Target Award (RSUs)	TSR Shares Earned	Total Shares Earned
James W. Green	6,661	5,495	6,661	7,367	12,862
Mervat Faltas	2,181	1,799	2,181	2,412	4,211
John J. Fry	2,618	2,160	2,618	2,895	5,055
Michael Levitz	2,419	1,995	2,419	2,675	4,670
Farley Peechatka	2,030	1,674	2,030	2,245	3,919

Employee Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance, and a 401(k) plan under which we match each employee contribution up to 4% of his or her eligible wages under the Code (which we call eligible wages). Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees.

During fiscal 2014, we provided other compensation to our executive officers in the following forms:

•

Perquisites—Per his employment agreement, Mr. Green receives an annual allowance of $20,000, paid in equal quarterly installments, for use in connection with customary perquisites, such as automobile and financial planning expenses.

•	Non-qualified Deferred Compensation Plan—We match non-qualified deferred compensation contributions to the plan up to 4% of amounts in excess of eligible wages. These contributions vest immediately.

•

Retirement Plan—Mrs. Faltas participates in a retirement plan administered by our Analogic Canada subsidiary that provides benefits to employees based on a formula recognizing length of service and final average earnings.

Severance and Change of Control Benefits

Pursuant to employment agreements between us and Mr. Green, Mr. Levitz, and Mr. Fry, as well as our Severance Plan for Management Employees, Key Employee Stock Bonus Plan (as amended on January 27, 1988), Key Employee Stock Bonus Plan (as amended on March 11, 2003), 2007 Restricted Stock Plan, and 2007 Stock Option Plan, our executives are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change of control of Analogic. We consider these severance and change of control benefits to be an important component of our executive compensation program and consistent with competitive market practice. We believe that providing appropriate severance and change of control benefits helps to attract and retain qualified executives by mitigating the risks associated with leaving a previous employer and accepting a new position with us, and by reducing financial uncertainty associated with an unexpected termination or termination following a change of control. We have provided more detailed information about these benefits with respect to our Named Executive Officers, along with estimates of their value under various circumstances, under the caption “Potential Payments Upon Termination or Change of Control” beginning on page 32 of this proxy statement.

Our practice has been to structure change of control benefits so that cash benefits are paid only if the employment of the executive is terminated during a specified period after a change of control has occurred. For equity awards granted in fiscal 2014, vesting in connection with a change of control will occur only if the executive is not provided with a comparable replacement equity award or if the employment of the executive is terminated during a specified period after the change of control (commonly referred to double trigger vesting). The Compensation Committee currently intends that future equity awards will be subject to double trigger vesting.

Stock Ownership Guidelines

In order to better align the interests of our officers with the interests of our stockholders and to promote our commitment to sound corporate governance, our board, acting on the recommendation of our Compensation

Committee, has adopted the following stock ownership guidelines for our executive officers. Our executive officers are expected to acquire a number of shares of the Company’s common stock having the value shown below.

Stock Ownership Guideline	CEO	4x annual base salary
	Executive Officers other than CEO	1x annual base salary
Attainment Period	Five (5) years from the later of: • Appointment as an executive officer; or • October 1, 2011
Stock Owned for Purposes of Ownership Guideline

•    Stock acquired on the open market;

•    Stock acquired through the exercise of options;

•    Restricted stock and restricted stock units, whether vested or unvested;

•    Stock acquired through Company benefit plans; and

•    Deferred stock units.

Administration	The Stock Ownership Guidelines will be administered by the Compensation Committee, which will evaluate compliance on an annual basis. Non-compliance arising from special circumstances, such as fluctuations in the Company’s stock price, changes in a participant’s compensation, and the personal financial situation of a participant, will be reviewed by the Compensation Committee.

As of October 1, 2014, all of our executive officers own a quantity of our stock that meets or exceeds the applicable guidelines.

Tax Considerations

Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1,000,000 paid to our CEO and our three next most highly compensated executive officers (other than our Chief Financial Officer). Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. Although we do not believe that the limitations of Section 162(m) of the Code have a material impact on us at the current compensation levels, we periodically review the potential consequences of Section 162(m) of the Code and generally intend to structure our annual and long term incentive programs to comply with exemptions in Section 162(m) of the Code so that the compensation would remain tax deductible to us. However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) of the Code when it believes that such payments are appropriate to attract and retain executive talent.

In January 2014 at the 2014 annual meeting, our stockholders approved our 2014 Annual Incentive Compensation Plan. The 2014 Annual Incentive Compensation Plan is structured so that performance-based awards under our AIPs can comply with the exemptions of Section 162(m) of the Code.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The table below summarizes the compensation information for our Chief Executive Officer and each of our other executive officers (which we refer to collectively as our Named Executive Officers) for fiscal 2014, 2013, and 2012.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
James W. Green	2014	600,000	1,291,305	649,588	—	—	63,760	2,604,653
President and Chief Executive Officer	2013	540,750	2,716,759	432,420	507,736	—	71,291	4,268,956
	2012	524,423	1,033,254	328,296	949,206	—	63,574	2,898,753

Mervat Faltas	2014	319,156	286,165	143,973	—	83,821	—	774,440
Senior Vice President	2013	309,860	279,902	137,659	145,471	26,670	—	899,562
and General Manager, Medical Imaging Business	2012	304,716	338,317	107,499	275,679	61,250	132,324	1,219,785

John J. Fry	2014	351,676	378,434	190,376	—	—	10,376	930,862
Senior Vice President,	2013	341,433	370,112	182,019	192,283	—	10,123	1,095,970
General Counsel, and Corporation Secretary	2012	327,816	406,104	129,038	296,673	—	10,111	1,169,742

Michael L. Levitz	2014	331,136	356,291	179,251	—	—	9,711	876,389
Senior Vice President,	2013	321,491	348,467	171,390	180,926	—	10,248	1,032,522
Chief Financial Officer, and Treasurer	2012	302,738	375,235	119,213	273,978	—	10,156	1,081,320

Farley Peechatka	2014	299,936	268,913	135,299	—	—	10,415	714,563
Senior Vice President and General Manager Ultrasound Business	2013	291,200	263,087	129,370	136,662	—	10,076	830,395
	2012	280,000	314,894	100,056	253,400	—	10,750	959,100

(1)	These amounts represent the aggregate grant date fair value of performance-based and time-based restricted stock unit awards granted in fiscal 2014, 2013, and 2012. The fair values were computed in accordance with accounting principles generally accepted in the United States of America. For a detailed description of the assumptions used for purposes of determining grant date fair value, see Note 2 to our Consolidated Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Share-Based Compensation,” included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2014. These amounts include performance based restricted stock and restricted stock unit awards, and assume target performance. The amount earned pursuant to performance-based awards can range from zero to twice the target award, depending on actual performance. The maximum aggregate grant date fair value of the award, assuming achievement of maximum performance, would be as follows: Mr. Green—$1,891,296, $1,284,791, and $1,418,327 in fiscal 2014, 2013, and 2012, respectively; Mr. Levitz—$521,859, $509,209, and $515,078 in fiscal 2014, 2013, and 2012, respectively; Mrs. Faltas—$419,128, $408,986, and $464,400 in fiscal 2014, 2013, and 2012, respectively; Mr. Fry—$554,254, $540,800, and $557,451 in fiscal 2014, 2013, and 2012, respectively; Mr. Peechatka—$393,860, $384,396, and $432,248 in fiscal 2014, 2013, and 2012, respectively. The actual number of performance-based restricted stock awards earned pursuant to the FY12-14 LTIP were as follows: Mr. Green—12,862 shares earned from a target award of 13,322 shares; Mrs. Faltas—4,211 shares earned from a target award of 4,362 shares; Mr. Fry—5,055 shares earned from a target award of 5,236 shares; Mr. Levitz—4,670 shares earned from a target award of 4,838 shares; and Mr. Peechatka—3,919 shares earned from a target award of 4,060 shares.

(2)	These amounts represent the aggregate grant date fair value of stock option awards granted in fiscal 2014, 2013 and 2012. The fair values were computed in accordance with accounting principles generally accepted in the United States of America. For a detailed description of the assumptions used for purposes of determining grant date fair value, see Note 2 to our Consolidated Financial Statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Share-Based Compensation” included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2014.
(3)	This column represents incentive compensation earned for fiscal 2014, 2013, and 2012 under our performance-based annual incentive programs; the FY14 AIP is described on page 21 of this proxy statement. The amounts paid in fiscal 2014, 2013 and 2012 were paid in cash, except for the amounts in excess of the target award, which were paid 50% in cash and 50% in restricted stock that vested immediately for fiscal 2012 only. The value of stock in fiscal 2012 issued to Mr. Green, Mr. Levitz, Mr. Fry, Mr. Peechatka, and Mrs. Faltas was $212,392, $61,305, $66,383, $56,700, and $61,685, respectively.
(4)	This column represents the sum of the change in pension value for Mrs. Faltas under the Analogic Canada Corporation Retirement Plan, formerly known as the Anrad Retirement Plan (which we refer to as the Analogic Canada Plan). The Analogic Canada Plan provides benefits to employees based on a formula recognizing length of service and final average earnings. The measurement date used for the plan is July 31.
(5)	Please see the All Other Compensation table below.

All Other Compensation from Summary Compensation Table

The following table summarizes the information included in the All Other Compensation column in the Summary Compensation Table.

Name	Year	Perquisites (1) ($)	Relocation Costs (2) ($)	Tax Gross Ups (3) ($)	Employer Matching Contributions for 401(k) and Non-Qualified Deferred Compensation Plans ($)	Total ($)
James W. Green	2014	20,000	—	—	43,760	63,760
	2013	20,000	—	—	51,291	71,291
	2012	20,000	—	—	43,574	63,574

Mervat Faltas	2014	—	—	—	—	—
	2013	—	—	—	—	—
	2012	—	88,998	43,326	—	132,324

John J. Fry	2014	—	—	—	10,376	10,376
	2013	—	—	—	10,123	10,123
	2012	—	—	—	10,111	10,111

Michael L. Levitz	2014	—	—	—	9,711	9,711
	2013	—	—	—	10,248	10,248
	2012	—	—	—	10,156	10,156

Farley Peechatka	2014	—	—	—	10,415	10,415
	2013	—	—	—	10,076	10,076
	2012	—	—	—	10,750	10,750

(1)	Per his employment agreement, Mr. Green receives an annual allowance of $20,000, paid in quarterly installments, for use in connection with customary perquisites, such as automobile and financial planning expenses.
(2)	This column represents relocation costs for Mrs. Faltas.
(3)	This column represents the actual tax gross-up for Mrs. Faltas’ relocation costs.

Grants of Plan-Based Awards

The following table shows all awards granted to each of the Named Executive Officers during fiscal 2014.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number Shares or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James W. Green	9/9/13	15,000	600,000	1,200,000	1	13,772	27,544	0	23,588	77.08	1,940,893
Mervat Faltas	9/9/13	4,787	191,494	382,987	1	3,052	6,104	0	5,228	77.08	430,138
John J. Fry	9/9/13	5,276	211,006	422,011	1	4,036	8,072	0	6,913	77.08	568,810
Michael L. Levitz	9/9/13	4,967	198,682	397,364	1	3,800	7,600	0	6,509	77.08	535,542
Farley Peechatka	9/9/13	4,499	179,962	359,923	1	2,868	5,736	0	4,913	77.08	404,212

(1)	These columns represent potential payouts under the FY 14 AIP.
(2)	Performance based restricted stock units were granted under the 2009 Stock Incentive Plan for the grants on September 9, 2013. These units cliff-vest on July 31, 2016. For the vesting provisions, see pages 23-24 of this proxy statement. The grant date fair value of the equity incentive plan awards was based on the target number of shares that might be earned and was calculated in accordance with accounting principles generally accepted in the United States of America. Additional information can be found in our Annual Report on Form 10-K for fiscal 2014.
(3)	One-third of these options will vest on September 9 of each of 2014, 2015, and 2016. The grant date fair value of the equity incentive plan awards was calculated in accordance with accounting principles generally accepted in the United States of America. Additional information can be found in our Annual Report on Form 10-K for fiscal 2014.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options, stock, and stock unit awards held by the Named Executive Officers as of July 31, 2014. The market and payout values for unvested stock awards are calculated based on a market value of $71.91 per share (the closing market price of our common stock on July 31, 2014) multiplied by the number of shares subject to the award. All stock options shown in this table have a seven-year term.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (5)
James W. Green	9,791	—		—	62.72	9/23/2015	[1]	—		—	10,244	736,646
	13,322	6,660	(1)	—	45.98	9/15/2018		25,000	(6)	1,797,750	—	—
	5,791	11,580	(2)	—	70.04	9/10/2019		—		—	13,772	990,345
	—	23,588	(3)	—	77.08	9/9/2020		—		—	—	—

Mervat Faltas	—	2,181	(1)	—	45.98	9/15/2018		—		—	3,261	234,499
	—	3,686	(2)	—	70.04	9/10/2019		—		—	3,052	219,469
	—	5,228	(3)	—	77.08	9/9/2020		—		—	—	—

John J. Fry	4,707	—		—	62.72	9/23/2015		—		—	4,312	310,076
	5,236	2,618	(1)	—	45.98	9/15/2018		—		—	4,036	290,229
	2,438	4,874	(2)	—	70.04	9/10/2019		—		—	—	—
	—	6,913	(3)	—	77.08	9/9/2020		—		—	—	—

Michael L. Levitz	10,000	—		—	35.61	7/17/2016		—		—	4,060	291,955
	4,838	2,418	(1)	—	45.98	9/15/2018		—		—	3,800	273,258
	2,295	4,590	(2)	—	70.04	9/10/2019		—		—	—	—
	—	6,509	(3)	—	77.08	9/9/2020		—		—	—	—

Farley Peechatka	2,014	—		—	62.72	9/23/2015		—		—	3,064	220,404
	4,060	2,030	(1)	—	45.98	9/15/2018		—		—	2,868	206,238
	1,733	3,464	(2)	—	70.04	9/10/2019		—		—	—	—
	—	4,913	(3)	—	77.08	9/9/2020		—		—	—	—

(1)	100% of these options vested on September 15, 2014.
(2)	50% of these options vest on September 10 of each of 2014 and 2015.
(3)	33% of these options vest on September 9 of each of 2014, 2015, and 2016.
(4)	This is the target number of performance based restricted stock shares that can be earned under the FY13-15 and FY14-16 LTIPs.
(5)	This value was calculated using the target number of performance based restricted stock shares that can be earned under the FY13-15 and FY14-16 LTIPs.
(6)	Restrictions on shares will lapse on December 4, 2015.

Option Exercises and Stock Vested

The following table provides information regarding stock option and restricted stock unit awards exercised and vested, respectively, for the Named Executive Officers during fiscal 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
James W. Green	35,000	608,574	12,862	915,260
Mervat Faltas	4,185	119,014	4,211	299,655
John J. Fry	—	—	5,055	359,714
Michael L. Levitz	—	—	4,670	332,317
Farley Peechatka	—	—	3,919	278,876

(1)	Represents the fair market value of the common stock on the applicable vesting date, multiplied by the number of shares of restricted stock that vested on that date. This includes the actual number of shares released on September 8, 2014, which were 96.56% of the target awards under the FY12-14 LTIP, the performance period of which ended on July 31, 2014. The number of shares earned under the FY12-14 LTIP by Mr. Green, Mrs. Faltas, Mr. Fry, Mr. Levitz, and Mr. Peechatka were 12,862; 4,211; 5,055, 4,670 and 3,919, respectively.

Fiscal 2014 Pension Benefits

The amount reported in the table below represents the present value of the accumulated benefit at July 31, 2014 for Mrs. Faltas under the Analogic Canada Corporation Retirement Plan.

The Analogic Canada Corporation Retirement Plan provides pension benefits to employees based on a formula recognizing length of service and final average earnings, and within Income Tax Act (Canada) limits. The annual pension payable at age 65 is equal to 2% of final average earnings multiplied by years of credited service under the plan. The final average earnings is 12 times the average of the 60 highest months of eligible earnings. Eligible earnings are defined as the sum of basic salary, bonuses, commissions, shift differential, premium and overtime payments. Once participants attain age 55, they can retire. The total pension payable is not reduced if the participant retires at age 65 (normal retirement age) and is reduced by 0.25% for each month between the early retirement date and the normal retirement date.

The Income Tax Act (Canada) limits the amount of pension benefits for high earners. The Income Tax Act (Canada) limits are reduced by 0.25% for each month between the earliest of the date the participant attains 30 years of service, the date the participant reaches age 60 and the date at which the sum of the participant’s age and service is 80. Therefore, the annual pension payable at age 65 under the plan for Mrs. Faltas is equal to the maximum annual benefit prescribed by the Income Tax Act (Canada) times the number of years of credited service under the plan.

The normal form of pension payment is a lifetime pension with a 5-year guarantee. A participant may elect another form of payment which will provide monthly payments for the life of the participant and his spouse, if any, and which will be the actuarial equivalent of the pension payable under the normal form. Service under the Canadian pension plan may continue to be credited for no more than 5 years after the date the employee has left Canada and transferred to Analogic Corporation.

Mrs. Faltas’ number of years of credited service include her service at both Analogic Canada Corporation and Analogic Corporation.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mervat Faltas	Analogic Canada Corporation Retirement Plan	9	305,506	—

2014 Non-Qualified Deferred Compensation

Our Named Executive Officers are eligible to participate in our Non-qualified Deferred Compensation Plan (which we refer to as the Deferred Compensation Plan). The Deferred Compensation Plan allows participants to defer a percentage of their earned income, including up to a maximum of 25% of their base salary and up to 100% of their bonuses and performance-based compensation, subject to certain specified limitations set forth in the Deferred Compensation Plan. The Deferred Compensation Plan is unfunded.

In each plan year, we credit to the account of each participant who makes deferrals under the Deferred Compensation Plan, and who is eligible for and is receiving the maximum matching contribution allowed by law in our qualified 401(k) plan for that plan year, a matching contribution (which we refer to as the Non-Qualified Company Match) in the amount equal to 100% of the deferrals contributed by the participant, up to a maximum of four percent of the participant’s compensation, less the matching contribution made to our qualified 401(k) plan on behalf of the participant.

Amounts deferred under the Deferred Compensation Plan are credited to a participant’s account under the Deferred Compensation Plan. Each participant may allocate his or her account among any combination of the investment funds available under the Deferred Compensation Plan. Participants’ accounts are adjusted to reflect the investment performance of the funds selected by the participants. Participants can change the allocation of their account balances no more than six (6) times each plan year. There are 20 investment funds available under the Deferred Compensation Plan with a variety of investment objectives.

The form and timing of distributions is based on designations made by participants on their deferral elections. Distributions may be made in a single lump sum, or in annual installments as provided for in the Deferred Compensation Plan. Payments will be made in a single lump sum if the value of the participant’s account or sub-account is $25,000 or less at the time of a distribution event or at the time of a scheduled installment payment. All distribution decisions and payments under the Deferred Compensation Plan are subject to compliance with Section 409A of the Code.

The following table shows a summary of all contributions to, earnings on and distributions received from the Deferred Compensation Plan for each of our Named Executive Officers for the year ended July 31, 2014. The account balances as of year-end include all contributions and amounts earned by our Named Executive Officers through the end of fiscal 2014.

Non-qualified Deferred Compensation

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Earnings in Last FY (3)	Aggregate Withdrawals/ Distributions in Last FY (4)	Aggregate Balance at Last FY (5)
James W. Green	220,635	33,160	165,122	—	1,542,326
Mervat Faltas	—	—	—	—	—
John J. Fry	8,116	—	185	—	8,301
Michael L. Levitz	7,642	—	3,232	—	33,992
Farley Peechatka	—		—	—	—

(1)	Represents the amounts contributed by each Named Executive Officer to the Deferred Compensation Plan. These amounts were reported as compensation in the fiscal year 2014 Summary Compensation Table for the Named Executive Officers.
(2)	Represents the Non-Qualified Company Match for fiscal year 2014. The following amounts were included as compensation in the fiscal year 2014 Summary Compensation Table for the Named Executive Officers: Mr. Green ($33,160).
(3)	Represents the actual market earnings on a group of investment funds selected by the applicable Named Executive Officer for purposes of tracking the notional investment return on his non-qualified deferred compensation account balance for fiscal year 2014, as discussed in the Compensation Discussion and Analysis. None of these amounts included were reported as compensation in the fiscal year 2014 Summary Compensation Table for the Named Executive Officers.
(4)	Represents combined withdrawals and distributions in non-qualified deferred compensation plans for each Named Executive Officer in fiscal year 2014.
(5)	The amounts in the aggregate balance included as compensation in the Summary Compensation Table in fiscal years 2013 and 2012 for the Named Executive Officers are: Mr. Green ($291,780) and ($250,375).

Potential Payments Upon Termination or Change of Control

Employment Agreements with our Named Executive Officers

On May 1, 2007, we entered into an employment agreement with Mr. Green. The employment agreement provides that if we terminate Mr. Green’s employment other than for cause and unrelated to a change of control, Mr. Green will be eligible to receive twelve months salary continuation plus a lump sum bonus equal to his target bonus.

Mr. Green’s agreement also entitles him to the following change of control benefits in the event his employment is terminated without cause within twenty-four months following a change of control:

•	Two times base salary plus the greater of the target or the three year average bonus;

•	Pro-rata bonus, equal to the greater of target or actual to the extent determinable, for the year of termination;

•	Benefits continuation for twenty-four months; and

•

If excise taxes are imposed, he will be eligible for a tax gross up only if the benefits exceed the safe harbor by the greater of $50,000 or 10%; otherwise, his benefits will be reduced only if this results in a better after-tax position for Mr. Green.

On October 29, 2007, we entered into an employment agreement with Mr. Fry. The employment agreement provides that if we terminate Mr. Fry’s employment other than for cause, or if he terminates his employment for good reason, other than in the twenty-four months following a change of control, he will be eligible to receive severance benefits as follows: base salary continuation for twelve months following the date of termination; a lump sum payment equal to the greater of his target bonus or his actual bonus, to the extent determinable, for the year of termination; and outplacement assistance.

Mr. Fry’s agreement also entitles him to the following change of control benefits in the event his employment is terminated without cause, or if he terminates his employment for “good reason”, within twenty-four months following a change of control:

•	One times base salary plus the greater of the target or the three year average bonus;

•	Pro-rata bonus, equal to the greater of target or actual to the extent determinable, based on the number of whole months worked in the year of termination;

•	Health and welfare benefit continuation for twelve months;

•	Acceleration of unvested equity awards; and

•

If excise taxes are imposed, he will be eligible for a tax gross up only if the benefits exceed the safe harbor by the greater of $50,000 or 10%; otherwise, his benefits will be reduced only if this results in a better after-tax position for Mr. Fry.

On June 8, 2009, we entered into an employment agreement with Mr. Levitz. The employment agreement provides that if we terminate Mr. Levitz’ employment other than for cause, death, disability, and other than after a change of control, we shall pay him: a sum equal to his annual base salary according to the company’s then-current payroll practices; and continuation of health and dental insurance for twelve months.

Mr. Levitz’ agreement also entitles him to the following change of control benefits in the event his employment is terminated by us without cause and not for death or disability within twenty-four months following a change of control:

•	Salary continuation and continued health and dental insurance coverage as described in the preceding paragraph;

•	Target bonus under the Incentive Plan for the year in which termination occurs, payable at the time of termination; and

•

If excise taxes are imposed, he will be eligible for a tax gross up only if the benefits exceed the safe harbor by the greater of $50,000 or 10%; otherwise, his benefits will be reduced only if this results in a better after-tax position for Mr. Levitz.

Severance Benefits

Our management employees, including our executive officers, are eligible to participate in our Severance Plan for Management Employees (which we refer to as the Severance Plan), which provides for continuing base salary and health and life insurance coverage during the applicable severance period in the event of a covered termination of employment (which we refer to as Severance Benefits). For our executive officers, the severance period is two weeks for each complete year of service, provided that the severance period may not be less than six months nor more than one year. Employees whose employment is terminated by us for cause are not eligible to receive Severance Benefits.

In order to receive Severance Benefits, an eligible employee must timely sign and return a severance agreement in a form provided by us, in our sole discretion, by which he or she agrees to waive and release us from all legal claims he or she may have against us in exchange for payment of Severance Benefits. A participant will not be eligible to receive Severance Benefits if, during the Severance Period, we become aware of circumstances that would have caused his or her termination for cause, or the participant has previously entered into an employment agreement with us which provides for payment, or non-payment, of other severance benefits or payments upon termination of employment. According to its terms, the Severance Plan does not operate to affect or modify the terms of a participant’s employment in any way.

Additionally, while not part of the Severance Plan, we have a practice of providing all employees eligible for benefits under the plan who are age forty or over with four weeks of additional severance benefits in addition to what they receive under the plan. In the event of involuntary termination without cause, vesting of time-based equity awards is determined as a function of the recipient’s service time relative to the vesting period of the particular award.

Messrs Green, Levitz, and Fry each have an employment agreement which includes severance provisions that supersede the provisions of the Severance Plan. Those severance provisions are discussed beginning on pages 32 of this proxy statement.

Annual Incentive Program

Only those participants employed by us on July 31, 2014 or involuntarily terminated after January 31, 2014 were eligible to receive a payment under the FY14 AIP. For our Named Executive Officers, payments in the case of involuntary termination after January 31, 2014 would have been determined based on our actual financial results and their base salary actually earned in fiscal 2014. Additional information on the FY14 AIP, including performance metrics and targets, is provide in the Compensation Discussion and Analysis section of this proxy statement, above.

Long Term Incentive Programs

For our Named Executive Officers, vesting of awards under the FY12-14, FY13-15 and FY14-16 LTIPs is as follows:

•	Non-GAAP EPS and TSR components of the FY12-14, FY13-15, and FY 14-16 LTIPs—

Involuntary Termination Not for Cause Under the FY12-14, FY13-15 and FY14-16 LTIPs—Upon an involuntary termination not for cause other than in connection with a change of control, the target number of shares will be adjusted pro-rata based on the number of full months that the participant remained in our employ during the performance period of the award. The number of shares actually earned will be determined at the end of the performance period based on our actual performance relative to the applicable performance criteria.

Change of Control Under the FY12-14 and FY13-15 LTIPs Upon a change of control, EPS awards will vest as to the target number of shares. TSR awards will vest according to our actual total shareholder return relative to that of the Russell 2000 stock index, as determined at the time of the change of control.

Change of Control Under the FY14-16 LTIP—Awards under the FY14-16 LTIP are subject to double trigger vesting. Upon a change of control that occurs prior to the end of the performance period, EPS and TSR awards will be replaced with time-based RSU or restricted stock awards (which we refer to as Replacement Awards) denominated with respect to the stock of the successor company and having a fair value, vesting, and other terms and conditions no less favorable to the recipient than those of the award being replaced. If a recipient of an EPS or a TSR award is not provided with a Replacement Award, the original award will vest as of the change of control based on our actual performance as described below.

If a change of control occurs prior to the end of the performance period, the value of the EPS and TSR awards will be determined based on our actual performance. For EPS awards, performance will be determined with respect to our cumulative Non-GAAP EPS as of the fiscal year last completed prior to the change of control. For TSR awards, performance will be determined with respect to our actual total shareholder return relative to that of the Russell 2000 stock index, as determined at the time of the change of control. Any unvested portion of the Replacement Award will vest only upon a termination of employment without cause, or termination by the recipient for good reason, during the twenty four month period after the change of control.

•	Stock Options of the FY12-14, FY13-15, and FY 14-16 LTIPs—

Involuntary Termination Not for Cause Under the FY12-14, FY12-15 and FY14-16 LTIPs—Upon an involuntary termination not for cause other than in connection with a change of control, any stock options that are vested as of the date of termination of employment are exercisable until the end of the 90-day period following the date of termination of employment (or, if earlier, until the expiration date of the options).

Change of Control Under the FY12-14 and FY13-15 LTIPs Upon a change of control, all unvested stock options will become vested immediately prior to the change of control.

Change of Control Under the FY14-16 LTIP—Awards under the FY14-16 LTIP are subject to double trigger vesting. Upon a change of control, all unvested stock options will be replaced with time-based stock option awards (which we refer to as Replacement Stock Option Awards) in the stock of the successor company and have a fair value, vesting, and other terms and conditions no less favorable to the recipient than the options being replaced. If a recipient of an unvested stock option under the FY14-16 LTIP is not provided with a Replacement Stock Option Award, the original option will vest as of the change of control.

If the recipient is provided with a Replacement Stock Option Award, the fair value of the options being replaced will be determined based on their intrinsic value immediately prior to the change of control. Any unvested portion of the Replacement Stock Option Award will vest only upon a termination of employment without cause, or termination by the recipient for good reason, during the twenty-four month period after the change of control. Any stock options that are vested as of such termination of employment are exercisable until the end of the 90-day period following the date of termination of employment (or, if earlier, until the expiration date of the options).

Other Equity Awards

For our Named Executive Officers, vesting of outstanding equity awards other than those described above in connection with our Long Term Incentive Programs is as follows:

•	Time-based RSU awards

Involuntary Termination Not for Cause—Upon an involuntary termination not for cause, an amount equal to the Additional Pro-Rata Shares (as defined below) will vest as of the termination of employment. Additional Pro Rata Shares means (i) the number of shares that would have vested on the next vesting date specified in the award multiplied by (ii) a fraction, the numerator of which is the number of full months elapsed since the most recent vesting date specified in the award (or the grant date, if termination occurs prior to the first vesting date and the denominator of which is the number of months between the most recent vesting date and the next vesting date.

Change of Control for Time-Based RSU Awards Made Prior to Fiscal 2014—Upon a change of control, any unvested portion of the award will vest only upon a termination of employment without cause, or termination by the recipient for good reason, during the twenty-four month period after the change of control.

Change of Control for Time-Based RSU Awards Made in Fiscal 2014—No time-based RSU awards were made to our Named Executive Officers in fiscal 2014.

•	Stock Options

Involuntary Termination Not for Cause—Upon an involuntary termination not for cause, vesting is as described above in connection with vesting of the FY12-14, FY13-15, and FY 14-16 LTIP stock options.

Change of Control for Stock Option Awards Made Prior to Fiscal 2014—Upon a change of control, all unvested stock options will become vested immediately prior to the change of control event.

Change of Control for Stock Option Awards Made in Fiscal 2014—Other than in connection with the FY14-16 LTIP, no stock option awards were made to our Named Executive Officers in fiscal 2014.

Double Trigger Vesting

As noted above in the Severance Change of Control Benefits section on page 25 of this proxy statement, equity awards granted in fiscal 2014 were subject to double trigger vesting. The Compensation Committee currently intends that equity awards granted after that date will also be subject to double trigger vesting.

The tables below reflect the compensation and benefits due to each Named Executive Officer, upon an involuntary termination other than for cause, and a termination following a change of control without cause or by the executive officer for good reason. The amounts shown assume that each termination of employment was effective as of July 31, 2014. The value of accelerated stock options was calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing stock price of our common stock as of July 31, 2014, which was $71.91. The value of accelerated restricted stock was calculated by multiplying the number of accelerated shares by the closing price of our common stock as of July 31, 2014. The amounts shown in the table are estimates of the amounts which would be paid upon termination of employment. The actual amounts to be paid can only be determined at the time of the termination of employment.

Potential Payments on Involuntary Termination without Cause

	Severance		Incentive Bonus Programs		Health and Welfare Benefit Continuation	Value of Accelerated Equity Awards	Total (3)
	Base Salary Continuation	Lump Sum Payment	AIP (1)	LTIP (2)
James W. Green	600,000	600,000	—	1,746,119	—	948,813	3,894,932
Mervat Faltas	184,128	—	—	532,302	9,578	—	726,008
John J. Fry	351,676	211,006	—	666,965	—	—	1,229,647
Michael L. Levitz	331,136	—	—	621,542	15,325	—	968,003
Farley Peechatka	311,472	—	—	497,497	13,875	—	822,844

(1)	Represents amounts earned pursuant to the terms of the FY14 AIP for service prior to termination. For more information on amounts earned pursuant to the FY14 AIP, please refer to the Compensation Discussion and Analysis section of this proxy statement.
(2)	Represents amounts earned pursuant to the terms of the FY12-14, FY13-15 and FY14-16 LTIPs for service prior to termination. For more information on amounts earned pursuant to the FY12-14 LTIP, please refer to the Compensation Discussion and Analysis section of this proxy statement. Performance-based awards earned pursuant to the FY13-15 and FY14-16 LTIPs are payable post-termination following determination of actual performance at the end of the applicable performance period. Amounts shown in the table above assume that performance awards pursuant to the FY13-15 and FY14-16 LTIPs are payable at target and are pro-rated to reflect service prior to the termination date relative to the applicable performance period.
(3)	Amounts shown in the Non-Qualified Deferred Compensation Table on page 31 are not included in this total.

Potential Payment on Involuntary Termination without Cause or For Good Reason

Following a Change of Control

	Severance		Incentive Bonus Programs		Health and Welfare Benefit Continuation	Value of Accelerated Equity Awards (3)	Excise Tax Gross Up	Total (4)
	Base Salary Continuation	Lump Sum Payment	AIP (1)	LTIP (2)
James W. Green	1,200,000	600,000	—	924,906	30,650	2,888,682	—	5,644,238
Mervat Faltas	184,128	—	—	302,813	9,578	321,684	—	818,203
John J. Fry	351,676	211,006	—	363,505	15,325	418,499	—	1,360,011
Michael L. Levitz	331,136	—	—	335,820	15,325	392,866	—	1,075,147
Farley Peechatka	311,472	—	—	281,815	13,875	301,796	—	908,958

(1)	Represents amounts earned pursuant to the terms of the FY14 AIP for service prior to termination. For more information on amounts earned pursuant to the FY14 AIP, please refer to the Compensation Discussion and Analysis section of this proxy statement.
(2)	Represents amounts earned pursuant to the terms of the FY12-14 LTIP for service prior to termination. For more information on amounts earned pursuant to the FY12-14 LTIP, please refer to the Compensation Discussion and Analysis section of this proxy statement.
(3)	Includes amounts earned pursuant to the terms of the FY13-15 and FY14-16 LTIPs and other equity awards that are accelerated following involuntary termination without cause or for good reason following a change of control. Amounts shown assume that performance awards pursuant to the FY13-15 and FY14-16 LTIPs are payable at target.
(4)	Amounts shown in the Non-Qualified Deferred Compensation Table on page 31 are not included in this total.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership of our equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Our directors, executive officers, and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such filings by our directors, executive officers, and 10% stockholders, or written representations of certain of such persons, we believe that all filings required to be made by those persons during fiscal 2014 were timely made, except for an amendment to a Form 4 Mr. Fry originally filed on October 10, 2013 amending a typographical error in the number of shares that was reported and filed on October 11, 2014; an amendment to a Form 4 Mr. Levitz originally filed on September 23, 2013 amending the number of securities beneficially owned in non-derivative securities that was filed on October 21, 2013; an amendment to a Form 4 Ms. Consylman originally filed on March 7, 2014 amending the number of shares forfeited in connection with the payment of withholding taxes on March 1, 2014, that was filed on March 7, 2014; and a Form 5 Mr. Green filed on June 13, 2014 for fiscal year end July 31, 2013 where transactions reflect bona fide gifts by the reporting person of common stock to the James W. Green Revocable Trust dated 4/8/2013.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is an officer or employee of our company, including Mr. Melia during the time he served on our Compensation Committee. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board) of any entity that has one or more executive officers serving on our compensation committee.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER

EQUITY COMPENSATION PLANS

The following table provides information about the shares of common stock authorized for issuance under our equity compensation plans as of July 31, 2014:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	381,790	$63.21	3,203,847	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	381,790	$63.21	3,203,847	(1)

(1)	Includes 414,589 shares issuable under our Amended and Restated Employee Stock Purchase Plan in connection with current and future offering periods under that plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Mr. Jeffrey P. Black, Committee Chair

Dr. Michael T. Modic

Dr. Fred B. Parks

AUDIT COMMITTEE REPORT

The Audit Committee of our board is comprised of three members, each of whom qualifies as an “independent” director under current NASDAQ listing standards. The Audit Committee operates under a written charter adopted by the board.

The Audit Committee reviewed our audited financial statements for fiscal 2014, and discussed these financial statements with our management. Management is responsible for our internal controls and the financial reporting process. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of our financial statements in accordance with generally accepted accounting standards and for issuing a report on those financial statements. As appropriate, the Audit Committee reviews and evaluates, and discusses with our management, internal accounting, financial and auditing personnel, and the independent auditors, the following:

•	the plan for, and the independent registered public accounting firm’s report on, the audit of our financial statements;

•	our financial disclosure documents, including all financial statements and reports filed with the SEC or sent to stockholders;

•	management’s selection, application, and disclosure of critical accounting policies;

•	changes in our accounting practices, principles, controls, or methodologies;

•	significant developments or changes in accounting rules applicable to Analogic; and

•	the adequacy of our internal controls and accounting, financial, and auditing personnel.

Management represented to the Audit Committee that our financial statements had been prepared in accordance with generally accepted accounting principles.

The Audit Committee also reviewed and discussed the audited financial statements and the matters required by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees, as amended, with PricewaterhouseCoopers LLP.

Our independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor’s professional opinion may reasonably be thought to bear on independence, confirm their perceived independence, and engage in a discussion of independence. In addition, the Audit Committee discussed with the independent registered public accounting firm the matters disclosed in this letter and its independence from us. The Audit Committee also considered whether the independent registered public accounting firm’s provision of the other, non-audit-related services to us is compatible with maintaining such registered public accounting firm’s independence.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to our board that the audited financial statements be included in our Annual Report on Form 10-K for fiscal 2014.

AUDIT COMMITTEE

Mr. Bernard C. Bailey

Mr. Jeffrey P. Black

Mr. James J. Judge, Committee Chair

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

General

Our Audit Committee has appointed PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm to audit our financial statements for fiscal 2015. PwC has served as our independent registered public accounting firm since 1991. Representatives of PwC are expected to be present at the 2015 annual meeting, will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders. Although stockholder ratification of the Audit Committee’s selection of PwC is not required by law or our organizational documents, the board believes that it is advisable to give stockholders an opportunity to ratify this selection. If the stockholders do not ratify the appointment of PwC, the selection of the independent registered public accounting firm may be reconsidered by the Audit Committee. However, even if the appointment of PwC is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in our stockholders’ best interests.

Our board recommends a vote FOR ratification of the appointment of PwC as our independent registered public accounting firm for fiscal 2015.

Independent Registered Public Accounting Firm’s Fees

The following table summarizes the fees billed to us by our independent registered public accounting firm:

	Fiscal 2014	Fiscal 2013
	(In Thousands)	(In Thousands)
Audit Fees (a)	$2,217	$2,312
Audit-Related Fees (b)	30	39
Tax Fees (c)	250	49
All Other Fees (d)	170	144

	$2,667	$2,543

(a)	Fees for audit services billed related to fiscal 2014 consisted substantially of the following:

•	Audit of our July 31, 2014 annual financial statements

•	Reviews of our quarterly financial statements in fiscal 2014

•	Internal control attestation procedures as required by SEC rules

•	Statutory audits

Fees for audit services billed related to fiscal 2013 consisted substantially of the following:

•	Audit of our July 31, 2013 annual financial statements

•	Reviews of our quarterly financial statements in fiscal 2013

•	Internal control attestation procedures as required by SEC rules

•	Statutory audits

(b)	Fees for audit-related services billed related to fiscal 2014 and fiscal 2013 consisted of the following:

•	Pension plan and other statutory related audits

(c)	Fees for tax services billed related to fiscal 2014 and fiscal 2013 consisted substantially of the following:

•	United States federal, state and local tax planning and compliance advice and international tax planning and compliance advice.

•	Tax planning and advice services relating to international restructuring plan.

(d)	All other fees related to fiscal 2014 and fiscal 2013 include licenses to a web-based accounting research tool and an automated accounting disclosure checklist. Fees for fiscal 2014 also included reimbursement of costs incurred in providing information responsive to the governmental inquiry relating to our Danish subsidiary, BK Medical ApS.

The fees related to the services above were approved by the Audit Committee.

The Audit Committee has adopted a policy in its charter to pre-approve all services (audit and non-audit) to be provided to us by our independent registered public accounting firm, except that de minimis non-audit services may be approved in accordance with applicable SEC rules, including paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X. In considering the nature of the services provided by the independent registered public accounting firm, during fiscal 2014 and fiscal 2013 the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with our management and the independent registered public accounting firm to determine that they were permitted under the rules and regulations concerning auditor independence promulgated by the SEC and the American Institute of Certified Public Accountants. None of the services above were approved by the Audit Committee pursuant to the exception set forth in paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal is commonly referred to as “say-on-pay.” Taking into account the recommendation of our board and the results of the advisory vote on the frequency of say-on-pay votes held at our 2012 annual meeting, we currently intend to hold say-on-pay votes on an annual basis. We expect that the next advisory vote on the frequency of say-on-pay votes will be held at our 2018 annual meeting.

Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our Named Executive Officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.

The Executive Compensation and Director Compensation sections of this proxy statement beginning on pages 18 and 11, respectively, including “Compensation Discussion and Analysis,” beginning on page 18 describes in detail our executive compensation programs and the decisions made by our compensation committee and our board of directors with respect to fiscal year 2014.

As discussed in these disclosures, we believe that our executive compensation program provides a competitive overall compensation that is designed to attract and retain top performers. To achieve this goal, our compensation program is structured to:

•	provide total compensation and compensation elements that are competitive with those companies that are competing for available executives;

•	hold our executive officers accountable for results over the long term and maintain integrity in all of the business dealings of our executive officers;

•	align the interest of our executives with our stockholders;

•

provide a mix of compensation that offers (i) a meaningful base compensation; (ii) the opportunity to earn additional amounts based on achievement of nearer-term corporate goals; and (iii) the opportunity to share in the long term growth of our company through equity compensation; and

•	establish a clear connection between rewards and company performance.

Our board believes this link between compensation and the achievement of our near- and long term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

Our board is asking stockholders to indicate their support for the compensation of our Named Executive Officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

RESOLVED, that the compensation paid to our Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by us or our board of directors (or any committee thereof), and does not create or imply any change to our fiduciary duties or the fiduciary duties of our board of directors (or any committee thereof) or create or imply any additional fiduciary duties for us or our board (or any committee thereof). However, our compensation committee and board of directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.

Our board of directors recommends that stockholders vote to approve the compensation of our Named Executive Officers by voting “FOR” Proposal No. 3.

PROPOSALS OF STOCKHOLDERS

A stockholder who intends to present a proposal for action at the 2016 annual meeting may seek to have his or her proposal included in our proxy materials for that meeting by notifying us of such intention and furnishing the text of the proposal to us. Such notice must also include the stockholder’s address and statement of the number of shares of common stock held of record or beneficially by such stockholder and of the date or dates upon which such shares were acquired, and must be accompanied by documentary support for a claim of beneficial ownership. The proposal must satisfy the conditions established by the SEC for proposals to be considered for possible inclusion in the proxy materials relating to the 2016 annual meeting. To have a proposal considered for inclusion in the proxy materials for the 2016 annual meeting, a stockholder must give the notice mentioned above and submit his or her proposal no later than August 13, 2015, provided that if the 2016 annual meeting is not held within 30 days before or after the anniversary date of the 2015 annual meeting, the deadline for submitting proposals is a reasonable time before we begin to print and send our proxy materials. The notice and text should be sent to Analogic Corporation, 8 Centennial Drive, Peabody, Massachusetts 01960, Attention: John J. Fry, Senior Vice President, General Counsel, and Secretary.

Our By-laws provide that, in order for a stockholder to make nominations for the election of the directors, a stockholder must deliver notice of such nominations to the Secretary not less than 90 days prior to the anniversary date of the immediately preceding annual meeting. Any such notice must set forth the information required by our By-laws, including certain information about the stockholder making the nomination and certain information about the person nominated for election. Stockholder nominations for election at the 2016 annual meeting of stockholders must be submitted no later than October 22, 2015.

OTHER MATTERS

We know of no business which will be presented for consideration at the 2015 annual meeting other than that set forth in this proxy statement. However, if any such other business shall come before the 2015 annual meeting, the persons named in the proxies or their substitutes shall vote the proxies in respect of any such business in accordance with their best judgment.

We will bear the cost of solicitation of proxies. Our officers and employees may, without additional remuneration, assist in soliciting proxies by mail, e-mail, telephone and in person. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting materials to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports to stockholders. This means that only one copy of this proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, or our annual report to stockholders may have been sent to multiple stockholders in a household. We will promptly deliver a separate copy of each document to any stockholder who writes to or calls us at the following address or telephone number: Analogic Corporation, 8 Centennial Drive, Peabody, Massachusetts 01960, Attention: John J. Fry, Senior Vice President, General Counsel, and Secretary; telephone number: 978-326-4000. If a stockholder wishes to receive separate copies of our annual report to stockholders and proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, in the future, or if a stockholder is receiving multiple copies and would like to receive only one copy per household, the stockholder should contact his, her, or its bank, broker, or other nominee record holder. Alternatively, the stockholder may contact us at the above-referenced address or telephone number.

Electronic Access to Proxy Materials and Annual Report to Stockholders

Our stockholders can access this proxy statement and our 2014 Annual Report to Stockholders via http://www.edocumentview.com/ALOG. For future annual meetings of stockholders, registered stockholders can consent to receiving our proxy materials by e-mail in lieu of receiving them by mail. If you are a registered stockholder and you have not already done so, go to http://www.envisionreports.com/ALOG to view materials and set preferences for material delivery and to vote. Stockholders who hold shares through a bank, brokerage firm or other nominee may request electronic access by contacting their nominee.

WE WILL FURNISH TO ANY STOCKHOLDER UPON WRITTEN REQUEST, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, FILED WITH THE SEC. A request for our Annual Report on Form 10-K should be sent to Analogic Corporation, 8 Centennial Drive, Peabody, Massachusetts 01960, Attention: John J. Fry, Senior Vice President, General Counsel, and Secretary.

For the Board of Directors,

John J. Fry

Secretary

November 25, 2014

IF YOU DO NOT EXPECT TO BE PRESENT AT THIS MEETING AND WISH YOUR STOCK TO BE VOTED, YOU ARE REQUESTED TO VOTE PROMPTLY PURSUANT TO THE INSTRUCTIONS IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS YOU RECEIVED. IF YOU ARE A HOLDER OF RECORD WHO RECEIVED PRINTED PROXY MATERIALS, YOU SHOULD COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD, WHICH IS BEING SOLICITED ON BEHALF OF OUR BOARD. A RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES OR CANADA, IS ENCLOSED FOR THAT PURPOSE. IF YOU HOLD YOUR SHARES IN “STREET NAME” YOU SHOULD FOLLOW THE INSTRUCTIONS ON THE VOTING INSTRUCTION CARD PROVIDED BY YOUR BROKER.

Analogic Corporation

8 Centennial Drive

Peabody, Massachusetts 01960

978-326-4000

002CSN05C

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time the day before the meeting date.
Vote by Internet
• Go to www.envisionreports.com/ALOG
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories &
Canada on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒	• Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR ALL nominees and FOR proposals 2 and 3:

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	1a - Bernard C. Bailey	☐	☐	☐	1b - Jeffrey P. Black	☐	☐	☐	1c - James W. Green	☐	☐	☐
	1d - James J. Judge	☐	☐	☐	1e - Michael T. Modic	☐	☐	☐	1f - Fred B. Parks	☐	☐	☐

	1g - Sophie V. Vandebroek	☐	☐	☐	1h - Edward F. Voboril	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	To ratify the appointment of Pricewaterhouse Coopers LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2015	☐	☐	☐	3.	To hold an advisory vote on executive compensation.	☐	☐	☐

In their discretion, the proxies are authorized to act on any and all matters incidental to any of the foregoing and transact such other business as may legally come before the meeting or any adjourned session or sessions thereof.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

Proxy — ANALOGIC CORPORATION

Annual Meeting of Stockholders

January 20, 2015 11:00 a.m. Eastern Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) James W. Green, Michael L. Levitz, and John J. Fry, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of Analogic Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m. Eastern Time on January 20, 2015, at Analogic Corporation’s headquarters at 8 Centennial Drive, Peabody, Massachusetts 01960, and at any adjourned session or sessions thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2015, AND FOR THE APPROVAL OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION. IF VOTING BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. YOU MAY ALSO VOTE BY INTERNET OR PHONE FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE OF THIS PROXY CARD.

Continued and to be signed on reverse side